Prospectus

                                EDG Capital, Inc.
                                  Common Stock
                                3,595,143 Shares

      The shareholders named on pages 41 through 43 are selling up to 3,595,143 shares of our common stock. 111,593 of the shares they are selling are issuable upon the exercise of outstanding warrants and we may receive up to $89,999.75 from the sale of common stock to the warrant holders.

      Our common stock is traded on the OTC Bulletin Board (Trading Symbol:
EDGN).

      See "Risk Factors" beginning on page 6 of this prospectus for information that prospective investors should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is August 9, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2
Summary Financial Information .............................................    5
Risk Factors ..............................................................    6
Use of Proceeds ...........................................................   14
Price Range of Common Stock ...............................................   14
Dividend Policy ...........................................................   14
Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..............................................   15
Business ..................................................................   23
Selling Shareholders ......................................................   41
Plan of Distribution ......................................................   43
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities .........................................   44
Management ................................................................   44
Executive Compensation ....................................................   46
Principal Shareholders ....................................................   49
Certain Transactions ......................................................   50
Description of Securities .................................................   50
Change in Accountants .....................................................   52
Legal Matters .............................................................   52
Experts ...................................................................   52
Where You Can Find More Information .......................................   53
Index to Financial Statements .............................................  F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section.

General

      EDG Capital, Inc. holds 100 percent of the outstanding capital stock of Isotope Solutions, Inc. (formerly named Molecular Radiation Management, Inc.). ISI is a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of our revenues are still derived from our medical group management operations, today we are focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. Nuclear pharmaceuticals are drugs that are made radioactive by attaching an isotope to the drug. An isotope is an atom that contains an extra neutron and releases radiation naturally over a period of time. With the help of the medical groups we manage, we are developing several anti-cancer nuclear pharmaceutical technologies for which we own the U.S. patent rights. The two principal technologies we are developing are the use of 195mPt-Cisplatin, or radioactive cisplatin, a radioactive variation of a commonly used chemotherapy drug, in the treatment of cancer, and a method of treating cancer using colloidal P32 macro-aggregated albumin, which is a nuclear-isotope use and delivery system. We discuss these technologies in greater detail in the section of this prospectus entitled "Business". Pursuant to long-term contracts with the medical groups we manage, we provide them with business, financial and marketing support while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. We charge the medical groups administrative fees for our services and license fees for the use of our nuclear pharmaceutical technologies in their practices.

      We acquired all of our patent rights to our radioactive cisplatin and colloidal P32/MAA technologies from Dr. Stanley E. Order, the inventor of the technologies. Dr. Order assigned the patents to us in consideration of one dollar for each patent and our agreement to provide services under the management/license agreement with his medical group, Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. Dr. Order assigned the patents to us because we agreed to help him establish a practice and to provide the space, supplies, equipment and working capital advances, pursuant to the management/license agreement, to enable him to do so. We are not obligated to pay him or his medical group any royalties in the future.

      These patents are use patents, which give us exclusive rights to the manner in which we are using the patented technology. These patents do not give us the right to prevent others from using these drugs in other ways.

      In June 2001, Dr. Wayne Court and the Center for Molecular Medicine filed and assigned to ISI, for one dollar, two provisional U.S. patent applications covering nine new radiopharmaceutical technologies. We are preparing to file full utility U.S. patent applications covering these nine new radiopharmaceutical technologies. These technologies are in an early stage of development and we cannot give you any assurance that we will be able to develop any of them successfully.

      Our executive officers and employees are not doctors or regulatory experts. However, we rely on the expertise of the doctors in the medical groups we manage and regulatory experts we have hired to help us in these areas.

      We have a history of operating losses, and at March 31, 2001 we had an accumulated deficit of approximately $1,473,000. We will require additional funding, and our future access to capital is uncertain. Currently, all of our operating revenues are derived from the management and license fees we receive from the medical groups we manage. For the quarter ended March 31, 2001, we earned approximately $266,000 in management fees and $24,000 in license fees from the two medical groups we manage and one additional medical group we managed from August 2000 to July 2001. During 2000, we earned approximately $884,000 in management fees and $130,000 in license fees from the three medical groups.

Corporate Background

      EDG was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until EDG acquired ISI in September 2000, EDG had not engaged in any business operations. Subject to shareholder approval, we intend to amend EDG's certificate of incorporation to change its name to "Isotope Solutions Group, Inc." Our principal executive offices are located at 700 Stewart Avenue, Garden City, New York 11530.

      In the acquisition of ISI, EDG issued an aggregate of 7,440,005 shares of its common stock to the former shareholders of ISI in exchange for their shares of ISI's capital stock. Contemporaneously with the acquisition of ISI, EDG effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000, and raised gross proceeds of $2,100,000 in a private placement of 2,603,844 shares of common stock at a price of $.8065 per share. We have adjusted all share and per-share numbers in this prospectus to reflect the acquisition of ISI and the stock split, except where we specifically say that the numbers do not reflect these events.

The Offering

Shares being offered for resale to the public   3,595,143

Total shares outstanding after the offering     11,163,825

Price per share to the public                   Market price at the time of
                                                resale, prices related to the
                                                market price, negotiated
                                                prices or fixed prices, which
                                                may be changed.

Total proceeds raised by the offering           None; however, we may receive
                                                up to $89,999.75 from the sale
                                                of up to 111,593 shares
                                                issuable upon exercise of
                                                outstanding warrants to
                                                purchase common stock that are
                                                exercisable at a price of
                                                $.8065 per share until
                                                September 25, 2005. We plan to
                                                use the proceeds, if any, of
                                                such sales for working capital
                                                and general corporate
                                                purposes.

OTC Bulletin Board Symbol                       EDGN

      The number of shares of our common stock outstanding after the offering is based on the number of shares outstanding on August 3, 2001. This number:

      o     includes 11,052,232 shares of outstanding common stock;

      o excludes 458,000 shares issuable upon exercise of stock options outstanding under our 2000 Long-Term Incentive Plan with an exercise price of $.8065 per share;

      o excludes 175,000 shares issuable upon exercise of stock options outstanding under the 2000 Plan with an exercise price of $.8872 per share;

      o excludes 30,000 shares issuable upon exercise of stock options outstanding under the 2000 Plan with an exercise price of $2.625 per share;

      o excludes 5,000 shares issuable upon exercise of stock options outstanding under the 2000 Plan with an exercise price of $3.50 per share;

      o excludes 260,000 shares issuable upon exercise of stock options outstanding under the 2000 Plan with an exercise price of $3.00 per share;

      o excludes 319,983 shares of common stock reserved for future grant under the 2000 Plan; and

      o excludes 30,000 shares issuable upon exercise of outstanding stock options granted outside of the 2000 Plan with an exercise price of $3.00 per share.

      The number of shares of our common stock being offered for resale to the public:

      o     includes 3,483,550 shares that are presently outstanding; and

      o includes 111,593 shares that are issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005.

                          SUMMARY FINANCIAL INFORMATION

      You should read this summary financial information in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"; our audited financial statements and related notes included elsewhere in this prospectus; as well as financial information previously filed by EDG. The financial information as of December 31, 2000, and 1999 has been derived from our audited financial statements; however, the December 31, 2000, and 1999 financial information has been revised to present our consolidated data as if the reverse acquisition previously mentioned had occurred at the beginning of the earliest period presented. The statement of operations data for the three months ended March 31, 2001, and 2000 and the balance sheet data at March 31, 2001, have been derived from unaudited interim financial statements included elsewhere in this prospectus and include all adjustments that we consider necessary for a fair presentation of our financial position and results of operations at that date and for such periods. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.

                                         Quarter Ended March 31,       Year Ended December 31,
                                       ---------------------------   ---------------------------
                                           2001           2000           2000           1999
Statement of Operations Data:
Revenues                               $   289,699    $   301,307    $ 1,013,749    $ 1,225,766
Costs and expenses                         860,517        319,458      2,080,027      1,251,825
Net Income (loss)                         (570,818)       (18,151)      (925,671)       (36,155)
Earnings (loss) per common share       $      (.05)   $       .00    $      (.11)   $       .00
Weighted average number
of common shares outstanding            11,052,232      7,440,005      8,451,616      7,440,005

                            March 31, 2001
                            --------------
Balance Sheet Data:

   Working capital ........   $  776,756
   Total assets ...........   $1,265,929
   Total liabilities ......   $  257,552
   Shareholders' equity ...   $1,008,377

                                  RISK FACTORS

You should carefully consider the risks described below before deciding to invest in our company. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.

                    Risks relating to our financial condition

Because we have a very short operating history, we may not be able to manage our business successfully or achieve consistent profitability.

      ISI began commercial operations in November 1997. Because of this very limited operating history, there are no meaningful financial results that you can use to evaluate the merits of making an investment in our company. Accordingly, you must make your investment decision based on our business prospects. We may not be able to grow our business as planned or ever become a consistently profitable business. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company. Our limited operating history makes it difficult to evaluate our proprietary technologies, as well as the likelihood of regulatory approval, commercial viability, and market acceptance of our potential products.

We have a history of operating losses; we expect to continue to incur losses and we may never be profitable.

      As of March 31, 2001, we had an accumulated deficit of approximately $1,473,000. For the year ended December 31, 2000, we had a net loss of approximately $926,000. These losses have resulted principally from costs incurred to support the clinical research relating to our nuclear pharmaceutical technologies being performed by the medical groups that we manage, from increases in professional fees associated with our status as a publicly held entity and costs incurred in the submission of a registration statement to the Securities and Exchange Commission. We expect that our operating losses will continue to increase significantly as the research relating to our nuclear pharmaceutical technologies increases.

      Our ability to achieve future profitability is dependent upon obtaining regulatory approvals for our nuclear pharmaceutical technologies and successfully commercializing the technologies alone or with third parties. However, our operations may not be profitable even if we are able to commercialize the nuclear pharmaceutical technologies.

We will require additional funding, and our future access to capital is uncertain.

      It is expensive to develop products and to fund clinical trials for the treatment of cancer. We intend to continue to fund research for our nuclear pharmaceutical technologies by the medical groups we manage, and we expect that this will be costly. We believe that our cash on hand, together with our operating income, will be sufficient to meet our expected operating and capital requirements for the next six months. However, we may need additional financing within this time frame depending upon a number of factors, including:

      o Our degree of success in commercializing our nuclear pharmaceutical technologies;

      o the rate of progress and cost of the research and clinical trial activities we are funding;

      o the costs of maintaining and enforcing patent claims and other intellectual property rights; and

      o the costs of preparing, filing and prosecuting applications to the Food and Drug Administration for approval of our nuclear pharmaceutical technologies.

      In particular, on July 9, 2001, we received FDA approval to commence clinical studies of our radioactive cisplatin technology, and we have now begun to incur expenses relating to these studies. We expect that these expenses may exceed $5,000,000 during the first year of the studies.

      We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and funding for some or all of the clinical trials of our nuclear pharmaceutical technologies. If we raise additional funds by selling equity securities, further dilution to shareholders may result, and new investors could have rights superior to holders of shares sold in this offering.

We depend on management and license fees from the two medical groups we manage.

      Currently, all of our operating revenues are derived from the management and license fees we receive from the two medical groups we manage. One of these groups, Stanley E. Order, M.D., P.C., provided us with approximately 78% of our revenues for the year ended December 31, 2000 and the quarter ended March 31, 2001. If either of these groups fails or terminates its management/license agreements with us, we may lose a significant source of operating revenues and our ability to develop our nuclear pharmaceutical technologies may be delayed or even curtailed.

                        Risks relating to our operations

Our success or failure will depend on the efforts of the physicians in the medical groups that we manage, over which we have limited control.

      Our success depends in significant part upon the success of the two medical research groups that we manage: Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, and Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology. These medical groups are responsible for certain sales, marketing, technology development and distribution activities that are outside our direct control. In addition, the success of the medical groups depends in part on the credentials, protocols, and treatment success rates of the physicians in the medical groups. The reputations and capabilities of the physicians in these medical groups may change. If these medical groups do not use our technologies successfully, we may not be able to sell or license them to third parties.

      Similarly, our business operations may be harmed if the medical groups that we manage terminate their agreements with us. Although the medical groups have only limited termination rights, we may not be able to maintain our existing management arrangements with these medical groups. If we do not maintain these arrangements, we may lose a significant portion of our operating revenues and our ability to develop our nuclear pharmaceutical technologies could be impaired.

We may not be able to protect our intellectual property rights, and even if we can they may not give us a significant competitive advantage.

      Our success depends in part upon our ability to obtain and maintain rights to our nuclear pharmaceuticals. We rely on our patents, trade secrets and trademarks to protect our proprietary rights. It is possible that competitors may infringe our patents or successfully avoid them through design innovation. The cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial and the litigation may consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop a competitor from using our technologies. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents. Policing unauthorized use of our intellectual property is difficult and expensive, and we may be unable to prevent misappropriation of our proprietary rights.

The medical groups performing clinical trials of our nuclear pharmaceutical technologies may take longer to complete the clinical trials than we expect, or they may not be able to complete the clinical trials at all.

      A number of factors may cause significant delays in the clinical trials being performed on our nuclear pharmaceutical technologies, including scheduling conflicts with participating clinicians and difficulties in identifying and enrolling patients who meet eligibility criteria. As a result, the medical groups performing the clinical trials may not complete the clinical trials of our nuclear pharmaceutical technologies as expected. We rely on the medical groups we manage to conduct, supervise and monitor all aspects of the clinical trials involving our nuclear pharmaceutical technologies. The medical groups we manage may fail to complete, or experience delays in, the clinical trials.

Our nuclear pharmaceuticals may cause unforeseen harmful side effects, which may lead to product liability claims.

      The medical groups we manage have not yet completed clinical testing of our colloidal P32/MAA technology and have not yet commenced clinical testing of our radioactive cisplatin technology. It is possible that our technologies may cause unforeseen harmful side effects. For example, bacterial contamination of the macro-aggregated albumin and colloidal P32 may result in bacterial infection-like reactions in patients, which could be severe and even fatal. These products may also cause allergic reactions of varying levels in susceptible individuals. Allergic reactions could be severe and even fatal. In the event the colloidal P32 breaks apart into small radioactive particles, it may go to areas within the body beyond the tumor where it was placed. This could cause a decrease in blood cell counts that could lead to infection, bleeding, hospitalization or even death. If our products have any harmful effects, product liability claims could be brought against us.

      We intend to obtain product liability coverage in the future. However, we may not be able to obtain product liability insurance coverage at an acceptable cost, or at all. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome and whether or not we are insured, product liability claims may result in decreased demand for our technologies, injury to our reputation and loss of revenues.

We may fail to obtain or maintain regulatory approval for our radioactive cisplatin and colloidal P-32/MAA technologies.

      Our radioactive cisplatin and colloidal P-32/macro-aggregated albumin technologies are subject to rigorous preclinical and clinical testing and approval by the U.S. Food and Drug Administration, comparable agencies in other countries, and state regulatory authorities. The clinical trial and regulatory approval processes for biopharmaceutical products, i.e., drugs that are either derived from biologic materials or that target tumors or other tissues, typically last several years and involve significant expenditures. Even after receipt of regulatory approval for a product or technique, we remain subject to periodic review from government regulatory bodies. Any safety concerns relating to our technologies may result in withdrawal of the technologies from the market or restrictions on their future use. If we are unable to obtain and maintain regulatory approval for our technologies we will not be able to sell them.

      The medical groups we manage have enrolled over 90 patients in three separate studies of colloidal P32/MAA. One study, a Phase II study involving pancreatic cancer that has not previously been treated using other methodologies, is nearing completion. We expect that a second Phase II study, involving pancreatic cancer that has previously been treated using other methodologies, will be completed in approximately two years. We expect that the third study, a Phase I study involving brain cancer, will be completed in approximately six months. We expect that Phase II studies in brain cancer, which will follow the Phase I study, will take an additional three to four years. The researchers in the medical groups we manage are continuing to accrue and treat patients in the Phase II study of pancreatic cancer that has not previously been treated with other methodologies and are analyzing the data gathered in the study. Once patient accrual and treatment and data analysis are complete, we intend to approach the FDA regarding the adequacy of this data to support approval of the product for this indication. We intend to approach the FDA regarding the adequacy of the data from the other Phase II studies once the studies and the analysis of the data gathered in the studies have been completed. It is possible that the FDA may require that a Phase III study be conducted for one or more of these indications. Because we do not know how much additional research will be required in order to support approval of this technology for each of these indications, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

      We will need data from a minimum of three clinical studies of our radioactive cisplatin technology in order to demonstrate to the FDA that this technology is safe and effective. We expect that the initial study will be a 15 patient Phase I safety study that will last up to two years. The medical groups we manage are presently preparing this Phase I study and we expect that it will commence in the fourth quarter of 2001. The timing of the commencement of this study will depend primarily on how quickly the medical groups can attract patients for the study. We expect that the medical groups we manage will need to conduct two Phase II studies, involving perhaps 60 patients each, to determine the proper dose, effectiveness, and safety of the product. We expect that the Phase II studies, which may last several years, will involve various solid tumor cancers. It is possible that a Phase III study may be necessary depending on the results of the Phase II studies. Because we do not know how much research will be required in order to support approval of this technology, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

      Whether or not we have obtained FDA approval for one of our technologies, we may have to obtain approval of the technology by comparable regulatory authorities in foreign countries before we can begin marketing the technology in those countries. In general each country has its own procedures and requirements, many of which are time consuming and expensive. There can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed.

The medical groups we manage may be liable for repayment of charges for colloidal P32/MAA administered in the clinical studies.

      In November 2000, the FDA asked Dr. Stanley Order to submit an Investigational New Drug Application for colloidal P32/MAA. The FDA asked Dr. Order, rather than ISI, to file the IND because Dr. Order was the principal researcher for the clinical studies. For that reason, and because the FDA's request was directed to Dr. Order, we asked Dr. Order to file the IND. Dr. Order, through the Center for Molecular Medicine, filed the IND in November 2000. On December 21, 2000, the FDA advised Dr. Order and the Center for Molecular Medicine that, because of the higher dosages and novel ways in which the drug was administered in the studies, the colloidal P32/MAA as administered in the studies was a new drug within the meaning of the FDA's regulations and asked Dr. Order and the Center for Molecular Medicine to submit a request for permission to charge for the drug. The FDA's regulations require persons conducting studies of new drugs that are the subject of an IND to obtain the FDA's permission before charging participants in the studies for the costs of the drug administered to them. Dr. Order and the Center for Molecular Medicine have submitted a request for permission to charge patients for the colloidal P32/MAA administered in the studies. Until such permission is obtained, however, the medical groups we manage are not charging patients for the colloidal P32/MAA administered to them. Prior to November 2000, the medical groups charged patients in the clinical studies an aggregate of approximately $300,000 for colloidal P32/MAA administered in the studies. If patients, or their insurance providers, who paid for the colloidal P32/MAA administered in the studies successfully claim that the medical groups were not entitled to charge for the colloidal P32/MAA administered to the patients, the medical groups could be liable to repay the amounts charged. If the medical groups are required to repay these charges the medical groups may have difficulty paying us the fees they owe us.

We may be required to incur significant costs to comply with environmental, health and safety regulations.

      Many of the research, development and clinical processes of our managed medical groups involve the controlled use of small amounts of hazardous and radioactive materials. As a result, the medical groups are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in our research and development activities and our manufacturing of clinical trial materials. Although we believe that the safety procedures followed by our medical groups for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to help our managed medical groups comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our insurance coverage or available resources or the insurance coverage or available resources of one or more of our managed medical groups.

If our proprietary technologies fail to achieve market acceptance our business operations will be harmed.

      Our success and competitive position depends upon market acceptance of our cancer treatment technologies. Side effects, especially unanticipated ones, or unfavorable publicity surrounding our cancer treatment technologies, may harm our ability to market our technologies. We may not be able to achieve product and service commercialization, and physicians, patients and third-party payers may not accept our technologies.

Our nuclear pharmaceutical technologies could become obsolete.

      We operate in an industry characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue rapidly in both industry and academia. Research and discoveries by others may render our cancer treatment technologies obsolete, uneconomical or otherwise unmarketable.

If health insurers and other third parties refuse to reimburse patients for the costs of our products, doctors may be unwilling to use the products, and we may be unable to sell them.

      Our ability to commercialize our nuclear pharmaceutical technologies successfully will depend in part on the extent to which reimbursement for their use will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care technologies. Doctors and patients may not want to use any technology we may market if they are not able to obtain reimbursement for their expenses.

We depend on a limited number of suppliers of the raw materials for our nuclear pharmaceuticals, and if we are unable to obtain the raw materials we will not be able to manufacture and sell our products.

      We currently depend on a limited number of qualified suppliers of the raw materials for our nuclear pharmaceuticals. We currently procure colloidal P-32/MAA exclusively from one supplier, Mallinckrodt, Inc. Similarly, our radioactive cisplatin is manufactured exclusively for us by one company, Iso-Tex Diagnostics, Inc. There are, in general, relatively few companies with the ability to manufacture these two nuclear pharmaceuticals. Although we are aware of other companies that could produce both products for us if needed, including MDS Nordion and Radiopharmacy, Inc., we would probably incur significant delay and additional costs if we switched suppliers.

We depend on the continued assistance of Dr. Stanley E. Order to develop our radioactive cisplatin technology.

      Because our radioactive cisplatin technology is still in an early stage of development, we depend in part on the efforts of Dr. Stanley E. Order, who invented the technology, to help develop it. We have $4,000,000 of key person life insurance covering Dr. Order. Through his medical group, Dr. Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, Dr. Order is conducting the clinical research needed to support the application for FDA approval of this technology. If Dr. Order were no longer available or able to assist us with the development of radioactive cisplatin, we might not be able to continue to develop this technology. If we could not continue to develop radioactive cisplatin it would not have a significant effect on our revenues from our medical group management operations. However, it would reduce significantly the revenues that we might earn in the future from our nuclear pharmaceutical technologies.

We could become subject to sanctions if we are found to be violating New York law prohibiting the corporate practice of medicine.

      New York State law provides that only natural persons may practice medicine in New York State. This law has been interpreted by the courts and administrative agencies of New York to prohibit corporations from arranging for medical treatment of patients. We believe that the administrative and support services we provide to the medical groups we manage do not constitute the corporate practice of medicine. However, if we were found to be in violation of this law we could be required to cease providing services to the managed medical groups and our agreements with the groups might have to be modified or terminated. If this were to occur we would no longer receive some or all of the fees the medical groups currently pay us. If we were to lose this income, we might not be able to obtain the clinical research necessary to support our applications for FDA approval of our nuclear pharmaceuticals.

We may be liable to pay a third party a substantial portion of any revenues we earn from marketing our colloidal P32/MAA technology.

      In May 2001, we were advised by Dr. Stanley E. Order that Associates in Radiation Oncology, P.A., had contacted him by letter dated April 30, 2001, and claimed that it was entitled to 50% of all royalties or fees obtained by Dr. Order from one of the patents he assigned to us relating to our colloidal P32/MAA technology. At present, we are not aware that any litigation has been commenced in this matter. We believe that Associates in Radiation Oncology's claim is without merit. However, if Associates in Radiation Oncology were to bring a successful claim against us, we could be required to pay Associates in Radiation Oncology significant royalties from any revenues we earn from marketing our colloidal P32/MAA technology, and if Associates in Radiation Oncology were to bring a successful claim against Dr. Order, it could impair the ability of Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, to pay us fees it owes us.

                       Risks relating to our common stock

Trading in our common stock on the OTC Bulletin Board may be limited.

      Our common stock is traded on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

      Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely limit the market liquidity for our securities and could reduce your ability to sell your securities in the market.

This prospectus contains forward-looking statements. These statements may prove to be inaccurate.

      Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

               o  "may"                 o  "plans"
               o  "will"                o  "expects"
               o  "should"              o  "believes"
               o  "estimates"           o  "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from sales of our stock by the selling shareholders. However, we may receive up to $89,999.75 from the sale of up to 111,593 shares issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005. We plan to use the proceeds, if any, from the exercise of the warrants for working capital and general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

      Our common stock has been admitted to trading on the OTC Bulletin Board since February 5, 2001. The following table sets forth, for the periods indicated, the range of high and low sales prices per share reported on the OTC Bulletin Board:

      Period Ending                                High         Low
      March 31, 2001 (from February 5, 2001)      $3.500      $2.250
      June 30, 2001                               $ 2.75      $ 2.75
      August 3, 2001                              $ 3.40      $ 2.90

      There were few trades in our common stock on the OTC Bulletin Board during the period July 1, 2001 through August 3, 2001. The public market for our common stock is limited and you should not assume that these quotations reflect prices that you might be able to obtain in actual market transactions or in transactions involving substantial numbers of shares.

      As of August 3, 2001, there were 124 holders of record of our common stock.

                                 DIVIDEND POLICY

      We have never paid any dividends on our common stock. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. Our board of directors will determine whether or not we will pay dividends on the common stock in the future, and the rate of such dividends, if any, based upon our earnings, financial condition, capital requirements and other factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      EDG was incorporated in the State of New York on August 13, 1990, and was considered a development stage company until September 2000. On September 13, 2000, EDG acquired ISI. Subject to shareholder approval, we intend to amend EDG's certificate of incorporation to change its name to Isotope Solutions Group, Inc.

      EDG holds 100 percent of the outstanding capital stock of Isotope Solutions, Inc. (formerly named Molecular Radiation Management, Inc.). We are a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of our revenues are still derived from our medical group management operations, today we are focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. With the help of the medical groups we manage, we are developing two anti-cancer nuclear pharmaceutical technologies for which we own the U.S. patent rights: the use of radioactive cisplatin, a radioactive variation of a commonly used chemotherapy drug, in the treatment of cancer and a method of treating cancer using colloidal P32 macro-aggregated albumin, which is a nuclear-isotope use and delivery system. Pursuant to long-term contracts with the medical groups, we provide them with business, financial and marketing support while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. We charge the medical groups administrative fees for our services and license fees for the use of our nuclear pharmaceutical technologies in their practices.

      In June 1995 Dr. Stanley E. Order was granted Patent No. 5,424,288 by the U.S. Patent and Trademark Office covering a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorus." In July 1996 Dr. Order was granted Patent No. 5,538,726 by the U.S. Patent and Trademark Office covering a "Method and Compositions for Delivering Cytotoxic Agents to Cancer." In March 1999, Dr. Order formally assigned Patent No. 5,424,288 to ISI and in August 2000, Dr. Order formally assigned Patent No. 5,538,726 to ISI, in each case in consideration for ISI's agreement to provide services under the management/license agreement between ISI and Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. Both of these patents had been orally assigned to ISI by Dr. Order in December 1997 when the parties entered into the management/license agreement. We paid Dr. Order one dollar for the assignment of each of the patents. Dr. Order assigned the patents to us because we agreed to help him establish a practice and to provide the space, supplies, equipment and working capital advances, pursuant to the management/license agreement, to enable him to do so. We provide additional information regarding the working capital advances we have made to Dr. Order's medical group under "Liquidity" below. We are not obligated to pay Dr. Order or his medical group any royalties in the future. As a result of these assignments, we own all rights to the colloidal P32/MAA technology described in these patents. These are use patents, which give us exclusive rights to the manner in which we are using the drug to treat cancer. The patents do not give us the right to prevent others from using the drug in other ways.

      In June 2000, Dr. Stanley E. Order was granted Patent No. 6,074,626 by the U.S. Patent and Trademark Office covering "Radioactive Cisplatin in the Treatment of Cancer." In March 1999 Dr. Order assigned the application for this patent to ISI in consideration for ISI's agreement to provide services under the management/license agreement between ISI and Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. We paid Dr. Order one dollar for the assignment of the patent. We are not obligated to pay him or his medical group any royalties in the future. As a result of this assignment, we own all rights to the radioactive cisplatin technology described in the patent. This is a use patent, which gives us exclusive rights to the use of this drug to treat cancer. The patent does not give us the right to prevent others from using the drug in other ways.

      Pursuant to the management/license agreements with the medical groups we manage, we provide the medical groups with laboratory and treatment space and all necessary supplies, including the components of our nuclear pharmaceuticals. We also provide the medical groups with all clerical personnel and other non-medical personnel necessary to manage the groups' practice and research activities. Pursuant to the agreements, we also license our nuclear pharmaceutical technologies to the groups and provide the groups with a range of consulting and practice management services, including billing and collection. In return, we charge the medical groups license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fee covers consulting, billing and collection services and medical supplies. The monthly management fee covers treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The billing and collection services portion of the weekly management fee is based upon a percentage of the medical group's billings. The consulting and medical supplies portions of the weekly management fee are each equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties.

      Each of the medical groups we manage was formed at the time we entered into the management/license agreements with the group. We provided Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, and another medical group, New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, with the facilities and equipment they required to start their practices. We did not provide Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, with its own facilities and equipment, but instead provided the medical group with access to the facilities and equipment we provided to the other groups. We have also provided the medical groups with working capital advances, which are described in more detail under "Liquidity" below. We terminated our management/license agreement with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, in July 2001 when the group's principal physician, Dr. Ira Braunschweig, left the group to accept a position in the Oncology Department of Brooklyn Hospital.

      License fees and management fees from the medical groups we manage generated approximately $2,240,000 in gross revenues in the two-year period ended December 31, 2000, including $2,033,000 in management fees and $207,000 in license fees. We generated additional management fees of $266,000 and license fees of $24,000 during the quarter ended March 31, 2001.

      The license fees we charge the medical groups are set each year in advance at a level that is intended to reflect the expected usage of the licensed technology by the medical group during the year. In December 1999, we determined that the license fee we charged Center for Molecular Medicine for 1999 should be adjusted downwards in view of the number of patients enrolled in the medical group's colloidal P32/MAA clinical studies during the year. On January 1, 2000, we waived all license fees for Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, for the year 2000 and agreed that the license fee paid for 1999 would cover 2000 as well. As a result, we effectively reduced the license fee for 1999 retroactively by approximately 50%. In December 2000 we set the license fee to be paid by the Center for Molecular Medicine in 2001 at $60,000. We do not presently anticipate that we will waive any portion of the 2001 license fee.

      As of March 31, 2001, Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, owed us an aggregate of approximately $710,000 against fees billed in 2001 and 2000. As of March 31, 2001, Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, owed us approximately $62,600 against fees billed in 2001 and 2000, and New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, owed us approximately $201,000 against fees billed in 2001 and 2000.

      Typically, there is a lag between our invoice to the medical groups and payment of the invoices by the medical groups. The lag exists because the medical groups must receive payment for their services from the patients and their insurance companies before they can pay us, and patients and their insurance companies do not always pay the medical groups' invoices promptly. Since the medical groups' patient receivables may not be fully collectible from the patients or their insurance companies, the medical groups may experience write-offs of uncollectible amounts. However, the medical groups are still liable to us for our fees, even though we record an allowance against our receivable based on the net receivables of the medical groups. At March 31, 2001, Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, was owed approximately $240,500 for services rendered to its patients, Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, was owed approximately $10,000 for services rendered to its patients and New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, was owed approximately $73,300 for services rendered to its patients. As of December 31, 2000, we recorded a provision of $520,000 (as restated) against fees receivable from the medical groups. We increased the provision to $715,000 (as restated) as of March 31, 2001. This provision includes a provision of $132,000 against fees receivable from New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, a group with which we terminated our management/license agreement in July 2001. We believe that this provision will be sufficient to cover uncollectible fees owed to us by the medical group through the termination of our relationship with the medical group.

      We intend to carry the amounts owed by the medical groups forward.

      The medical groups are obligated to perform research relating to our nuclear pharmaceutical technologies. All right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical groups' research belong to us.

      We must have FDA approval for our colloidal P32/MAA and radioactive cisplatin technologies before we can begin marketing them. The FDA requires that new drugs undergo thorough clinical testing before granting approval for the marketing of the drugs. Currently, only colloidal P32/MAA is being studied, since radioactive cisplatin has only recently been approved by the FDA for clinical trials. We expect that the clinical trials being performed by the medical groups we manage will help support the application for FDA approval of our colloidal P32/MAA technology. Similarly, we expect that the clinical trials of radioactive cisplatin, when they are conducted, will help support the application for FDA approval of radioactive cisplatin.

      Although we provide the medical groups with the supplies they need to conduct the clinical studies, we recoup the costs of these supplies through the management fees we receive from the medical groups. The medical groups bill the patients participating in the studies for the treatments they are given. Consequently, the patients, and their insurance companies, provide revenue to the medical groups, who in turn pay us management and licensing fees, thus providing funding that supports the clinical studies of our nuclear pharmaceutical technologies. If we were to conduct this research on our own, without the medical groups, the costs would be prohibitive since they would not be offset by the license fees and management fees derived from the treatment of patients that we receive from the medical groups.

      The medical groups receive payment by the patients' insurance companies and other payors for treatments and procedures that, while part of the study being conducted, are accepted treatments and procedures that would normally be a part of the treatment protocol for these patients in the absence of the drug or methodology being studied. For example, a patient participating in the study may receive treatments of colloidal P32/MAA, radiation and chemotherapy. The medical groups would receive payment for the radiation and chemotherapy treatments, and for the application of the colloidal P32/MAA.

      Prior to November 2000, the Center for Molecular Medicine and the other medical groups conducting the clinical studies of colloidal P32/MAA also charged patients for the colloidal P32/MAA administered to them. In November 2000, the FDA asked Dr. Stanley Order to submit an Investigational New Drug Application for colloidal P32/MAA. The FDA asked Dr. Order, rather than ISI, to file the IND because Dr. Order was the principal researcher for the clinical studies. For that reason, and because the FDA's request was directed to Dr. Order, we asked Dr. Order to file the IND. Dr. Order, through the Center for Molecular Medicine, filed the IND in November 2000. On December 21, 2000, the FDA advised Dr. Order and the Center for Molecular Medicine that because of the higher dosages and novel ways in which the drug was administered in the studies, the colloidal P32/MAA as administered in the studies was a new drug within the meaning of the FDA's regulations and asked Dr. Order and the Center for Molecular Medicine to submit a request for permission to charge for the drug. The FDA's regulations require persons conducting studies of new drugs that are the subject of an IND to obtain the FDA's permission before charging participants in the studies for the costs of the drug administered to them. Dr. Order and the Center for Molecular Medicine have submitted a request for permission to charge patients for the colloidal P32/MAA administered in the studies. Until such permission is obtained, however, the medical groups we manage are not charging patients for the colloidal P32/MAA administered to them. Prior to November 2000, the medical groups charged patients in the clinical studies an aggregate of approximately $300,000 for colloidal P32/MAA administered in the studies. If patients, or their insurance providers, who paid for the colloidal P32/MAA administered in the studies successfully claim that the medical groups were not entitled to charge for the colloidal P32/MAA administered to the patients, the medical groups could be liable to repay the amounts charged. If the medical groups are required to repay these charges the medical groups may have difficulty paying us the fees they owe us.

      The medical groups we manage also participate in clinical studies sponsored by third party pharmaceutical companies. Because certain portions of the weekly management fees we charge the medical groups are based on a percentage of their billings, we share in the revenues that the medical groups earn through their participation in the third party clinical studies. As with the clinical studies of our nuclear pharmaceutical technologies, the medical groups receive payment by the patients' insurance companies and other payors for treatments and procedures that would normally be a part of the treatment protocol for these patients in the absence of the drug or methodology being studied, but are not reimbursed for any investigational drugs administered to the patients unless such reimbursement has been approved by the FDA. The medical groups also receive fees from the third party sponsors of the clinical studies for participating in the studies.

      Approximately 45% of the patients treated by the medical groups we manage are enrolled in the clinical studies of our colloidal P32/MAA technology and approximately 1% are enrolled in third party clinical studies. Approximately 54% of the patients treated by the medical groups are not enrolled in any formal study being conducted by the medical groups.

      The following discussion is based on financial information presented as if the acquisition of ISI had taken place as of the earliest period presented.

Results of Operations

Quarters Ended March 31, 2001 and 2000

Revenues

      Revenues for the three months ended March 31, 2001, were $289,699 as compared to $301,307 for the corresponding period of the prior year. This decrease of $11,608, or 3.9%, was due to diminished revenue generated by the clinician research teams during this period. To date, patient accrual, and income derived from the treatment of those patients, has been dependent to a great extent on a public relations effort, which resulted in extensive media exposure. Our revenues have fluctuated depending on the timing of media exposure. In 2001, we have embarked on a comprehensive advertising program to complement our existing public relations effort.

Costs and Expenses

      Costs of revenues were $144,046 for the three months ended March 31, 2001, and $82,404 for the three months ended March 31, 2000. This increase of $61,642, or 74.8%, was the result of an increase in medical supplies cost, which was primarily due to start-up, equipment and supply costs relating to ISI's contract with New York Medical Oncology, PC d/b/a Center for Medical Oncology. Research and development expenses were $265,638 for the three months ended March 31, 2001, and $189,745 for the three months ended March 31, 2000. This increase of $75,893, or 40.0%, was primarily due to an increase in isotope costs and costs incurred in generating media exposure and thereby increasing our patient accrual for our clinical research, as well as costs associated with the preparation of INDs for our nuclear pharmaceutical technologies. General and administrative expenses were $466,860 for the three months ended March 31, 2001, and $48,445 for the three months ended March 31, 2000. This increase of $418,415, or 863.7%, was due primarily to an increase in professional fees associated with our status as a publicly held entity, costs incurred in the submission of a registration statement to the Securities and Exchange Commission and the increase in our allowance for doubtful accounts against fees receivable and loans and advances of $205,000.

      During the first quarter of 2001, we incurred approximately $184,000 of research and development costs relating to the colloidal P32/MAA technology and approximately $70,000 of research and development costs relating to the radioactive cisplatin technology.

      The medical groups we manage have enrolled over 90 patients in three separate studies of P32/MAA. One study, a Phase II study involving pancreatic cancer that has not previously been treated using other methodologies, is nearing completion. We expect that a second Phase II study, involving pancreatic cancer that has previously been treated using other methodologies, will be completed in approximately two years. We expect that the third study, a Phase I study involving brain cancer, will be completed in approximately six months. We expect that Phase II studies in brain cancer, which will follow the Phase I study, will take an additional three to four years. The researchers in the medical groups we manage are continuing to accrue and treat patients in the Phase II study of pancreatic cancer that has not previously been treated with other methodologies and are analyzing the data gathered in the study. Once patient accrual and treatment and data analysis are complete, we intend to approach the FDA regarding the adequacy of this data to support approval of the product for this indication. We intend to approach the FDA regarding the adequacy of the data from the other Phase II studies once the studies and the analysis of the data gathered in the studies have been completed. It is possible that the

FDA may require that a Phase III study be conducted for one or more of these indications. Because we do not know how much additional research will be required in order to support approval of this technology for each of these indications, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

      We will need data from a minimum of three clinical studies of our radioactive cisplatin technology in order to demonstrate to the FDA that this technology is safe and effective. We expect that the initial study will be a 15 patient Phase I safety study that will last up to two years. The medical groups we manage are presently preparing this Phase I study and we expect that it will commence in the fourth quarter of 2001. The timing of the commencement of this study will depend primarily on how quickly the medical groups can attract patients for the study. We expect that the medical groups we manage will need to conduct two Phase II studies, involving perhaps 60 patients each, to determine the proper dose, effectiveness, and safety of the technology. We expect that the Phase II studies, which may last several years, will involve various solid tumor cancers. It is possible that a Phase III study may be necessary depending on the results of the Phase II studies. Because we do not know how much research will be required in order to support approval of this technology, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

Net Income (Loss)

      For the three month period-ended March 31, 2001, we had a net loss of $570,818 ($.05 per share). For the three month period-ended March 31, 2000, we had a net loss of $18,151 ($.00 per share). The increased loss in the year 2001 was due to the increase in costs and expenses described above.

Years Ended December 31, 2000 and 1999

Revenues

      Revenues for the year ended December 31, 2000, were $1,013,749, as compared to $1,225,766 for the year ended December 31, 1999. This decrease of $212,017, or 17.3%, was due to diminished revenue generated during this period by the medical groups we manage. To date, the ability of the medical groups to attract patients, and income derived from the treatment of those patients, has depended to a great extent on our public relations efforts, which have resulted in extensive media exposure. In 2001, we have embarked on a comprehensive advertising program to complement our existing public relations efforts.

Costs and Expenses

      Costs of revenues were $418,947 for the year ended December 31, 2000, and $493,409 for the year ended December 31, 1999. This decrease of $74,462, or 15.1%, was the result of a decrease in medical supplies required. Research and development expenses increased from $611,190 for the year ended December 31, 1999, to $791,336 for the year ended December 31, 2000. This increase of $180,146, or 29.5%, was due to an increase in isotope costs and wage increases, as well as new hires attributable to commencement of clinical trials for the treatment of high-grade brain tumors under ISI's contract with Mitchell E. Levine, MD, PC d/b/a Center for Neuro-Oncology. General and administrative expenses were $891,232 for the year ended December 31, 2000, and $166,872 for the year ended December 31, 1999. This increase of $724,360, or 434.1%, was primarily due to (a) an increase in professional fees associated with our status as a publicly held entity and costs incurred in the submission of a registration statement to the Securities and Exchange Commission, (b) a finder's fee of $84,000 paid in connection with the acquisition of ISI, (c) wage increases and new hires and (d) a provision for uncollectible fees receivable and advances made of $570,000.

      From 1997 through December 31, 2000, we incurred an aggregate of approximately $1,467,000 in research and development costs relating to our colloidal P32/MAA technology, and approximately $190,000 in research and development costs relating to our radioactive cisplatin technology.

Net Income (Loss)

      For the year ended December 31, 2000, we had a net loss of $925,671 ($.11 per share) versus a net loss of $36,155 ($.00 per share) for the year ended December 31, 1999. This increase in the loss was due to both the decrease in revenues and increase in costs and expenses as described above.

Liquidity and Capital Resources

      At March 31, 2001, our balance sheet reflected cash of $516,776, working capital of $776,756 and a current ratio of approximately 4.0 to 1. At our year end of December 31, 2000, the balance sheet reflected cash of $1,032,563, working capital of $1,368,119 and a current ratio of 16.0 to 1.

      Pursuant to our management/license agreements with the medical groups, we have provided the medical groups with working capital advances from time to time. The table below describes the working capital advances we have made to each of Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, and New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, and the payments we have received from the medical groups against the advances:

                                         1997        1998         1999         2000         2001
Stanley E. Order, M.D., P.C.
Advances                              $  56,154   $  64,241    $  27,111    $  75,000    $  55,000
Repayments                                   --    (120,395)     (27,111)     (20,000)     (15,000)
Interest                                     --          --           --          169        1,803
                                     ---------------------------------------------------------------
Advances receivable - end of period   $  56,154          --           --    $  55,169    $  96,972

Mitchell E. Levine, M.D., P.C.
Advances                                     --          --          555           --           --
Repayments                                   --          --           --         (555)          --
Interest                                     --          --           --           --           --
                                     ---------------------------------------------------------------
Advances receivable - end of period          --          --    $     555           --           --

New York Medical Oncology, P.C.
Advances                                     --          --           --       91,816       42,420
Repayments                                   --          --           --           --      (20,000)
Interest                                     --          --           --        1,510        1,693
                                     ---------------------------------------------------------------
Advances receivable - end of period                                         $  93,326    $ 117,439

      As of December 31, 2000, we recorded a provision of $50,000 (as restated) against advances receivable from the medical groups. We increased the provision to $60,000 (as restated) as of March 31, 2001. This provision includes a provision of $60,000 against advances receivable from New York Medical Oncology, P.C., d/b/a Center for Medical Oncology. We believe that this provision will be sufficient to cover uncollectible advances owed to us by the medical group through the termination of our relationship with the medical group.

      Cash received from the medical groups is first applied to reduce working capital advances made and is then applied to fees receivable.

      We believe that our cash on hand and revenues we expect to generate from our business will be sufficient to fund our operations for at least the next six months. However, we filed an Investigational New Drug Application with the FDA for the study of our radioactive cisplatin technology on June 4, 2001, and on July 9, 2001, we received approval from the FDA to commence the clinical studies. We have begun to incur significant expenses in connection with the launch of the Phase I studies. We expect that these costs may exceed $5,000,000 during the first year of the studies and we will need additional capital to fund these costs. Except as described in the Risk Factors section of this prospectus, we are not aware of any other material trend, event or capital commitment that would potentially adversely affect liquidity.

                                    BUSINESS

General

      EDG was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until it acquired ISI, EDG had not engaged in any business operations.

Acquisition of ISI

      On September 13, 2000, EDG acquired 100% of the outstanding capital stock of ISI. The acquisition of ISI was effected pursuant to an Agreement and Plan of Merger dated September 8, 2000, by and among EDG, MRM Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of EDG, and ISI. On September 13, 2000, MRM Merger Sub, Inc. was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG.

      Pursuant to the Agreement and Plan of Merger, all of ISI's outstanding common stock, excluding its treasury stock, which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of EDG's common stock. Simultaneously with the closing of the acquisition, EDG effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and raised gross proceeds of $2,100,000 in a private placement to accredited investors of 2,603,844 shares of common stock at a price of $.8065 per share.

      At the closing of the acquisition of ISI, the existing board of directors of EDG resigned, the board was increased to six persons and six new directors were appointed to fill the vacancies on the board. In January 2001, three directors resigned, the board was reduced to five persons and one new director was elected to fill one of the vacancies on the board. The remaining vacancy was filled in May 2001 when a fifth director was elected.

      If our shareholders approve, we intend to amend EDG's certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

Operations

Nuclear Pharmaceutical Research and Development

      Cancer and Chemotherapy

      Cancer is a disease involving the reproduction and division of the body's cells. Normally, all cells divide and reproduce themselves in a controlled manner. In cancer, however, cells multiply uncontrollably and form a lump, known as a tumor, or excess white blood cells, as in leukemia. Occasionally cancer cells break away from a tumor and travel to other parts of the body through the bloodstream or the fine channels of the lymphatic system. When these cancer cells reach other parts of the body they may settle and start to develop into new tumors, known as secondary cancers or metastases.

      Chemotherapy is the use of drugs to destroy cancer cells. A typical chemotherapy treatment involves the use of one or several drugs from an array of about 50 different available drugs. Chemotherapy drugs work by inhibiting a cancerous cell's ability to divide and reproduce itself, so that it eventually dies. Unfortunately, chemotherapy drugs may also affect normal cells in the body and cause unpleasant side effects that typically disappear shortly after treatment completion.

      Using our patents, we are developing the following two anti-cancer technologies:

      Radioactive Cisplatin Technology

      Barnett Rosenberg, a biophysicist at Michigan State University, first discovered non-radioactive cisplatin's potential as an anti-cancer agent in 1961. While testing electromagnetic effects on cell division, Mr. Rosenberg discovered that dichlorodiamineplatinum, a platinum-based drug known as cisplatin, blocked the division of cells exposed to the drug. Over the next 18 years, scientists worldwide researched and developed cisplatin, hoping that the drug would control cancerous cells' unchecked division. Researchers found that the drug not only slowed cell division, but also slowed the repair of radiation-induced damage, shrinking cancerous tumors, allowing more oxygen to reach cells, and sensitizing the cells to further radiation treatments. Cisplatin went on to become a top-selling cancer drug used in the treatment of many cancerous tumors.

      The radioactive cisplatin used in our radioactive cisplatin technology, 195mPt-Cisplatin, is chemically identical to standard cisplatin except that the platinum it contains has been made radioactive. Radioactive cisplatin is designed to deliver high doses of radioactivity directly into the tumor cells.

      We believe that our radioactive cisplatin technology will take advantage of cisplatin's ability to bind directly to tumor cell DNA and will deliver intense, localized radiation within solid tumors. We believe that this should minimize injury to surrounding tissues and organs.

      In June 2000, Dr. Stanley E. Order was granted patent No. 6,074,626 by the U.S. Patent and Trademark Office covering "Radioactive Cisplatin in the Treatment of Cancer." In March 1999, Dr. Order assigned the application for this patent to ISI in consideration for ISI's agreement to provide services under the management/license agreement between ISI and Stanley E. Order, M.D., P.C. We paid Dr. Order one dollar for the assignment of this patent. We are not obligated to pay him or his medical group any royalties in the future. As a result of this assignment, ISI owns all rights to the radioactive cisplatin technology described in Dr. Order's patent.

      The Food and Drug Administration requires that new drugs undergo thorough clinical testing before granting approval for the marketing of the drugs. The length and number of the required studies depends on many factors, including the type of drug and the condition being treated. Another factor influencing the duration of studies is the ability to recruit, in a timely manner, a sufficient number of patients with the condition to be treated. In addition, as with all research, the outcome of research studies cannot be predicted with certainty. We describe the process for obtaining FDA approval of a new drug in more detail in the section of this prospectus entitled "Business - Government Regulation."

      In July 2000, Iso-Tex Diagnostics, a Texas based radio-pharmaceutical company, informed us that it had successfully produced and tested a batch of the radioactive cisplatin used in our radioactive cisplatin technology, and it believed it would be able to provide us with the materials we will need to commence clinical trials. We do not have any formal agreement with Iso-Tex Diagnostics and obtain the radioactive cisplatin from them on an as-needed basis. In August 2000, the Center for Molecular Medicine retained a third party, Chesapeake Regulatory Group, to prepare an Investigational New Drug Application to file with the FDA. In May 2001, ISI entered into a similar agreement with Chesapeake Regulatory Group that replaced the agreement between the Center for Molecular Medicine and Chesapeake Regulatory Group. On June 4, 2001, ISI filed an IND with the FDA seeking permission to conduct clinical studies of the use of radioactive cisplatin in the treatment of liver cancer. We intend to expand the IND in the future to include clinical studies of the drug in the treatment of bladder, lung, brain, gastric, head and neck, pancreatic and esophageal cancer. We may also expand the IND to include clinical studies of the drug in the treatment of gynecological, breast, colon and prostate cancer. On July 9, 2001, we received FDA approval to commence the clinical studies. We have begun to incur significant expenses in connection with the launch of the Phase I studies, including expenses for the manufacture of radioactive cisplatin, quality assurance and processing costs, clinical studies administration, marketing to attract patients, website development and translation, foreign patent protection, and additional administrative personnel, office space and equipment. We expect that these costs may exceed $5,000,000 during the first year of the studies.

      We will need data from a minimum of three clinical studies of our radioactive cisplatin technology in order to demonstrate to the FDA that this technology is safe and effective. We expect that the initial study will be a 15 patient Phase I safety study that will last up to two years. The medical groups we manage are presently preparing this Phase I study and we expect that it will commence in the fourth quarter of 2001. The timing of the commencement of this study will depend primarily on how quickly the medical groups can attract patients for the study. We expect that the medical groups we manage will need to conduct two Phase II studies, involving perhaps 60 patients each, to determine the proper dose, effectiveness, and safety of the technology. We expect that the Phase II studies, which may last several years, will involve various solid tumor cancers. It is possible that a Phase III study may be necessary depending on the results of the Phase II studies. Because we do not know how much research will be required in order to support approval of this technology, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

      From 1997 through December 31, 2000, we incurred an aggregate of approximately $190,000 in research and development costs relating to our radioactive cisplatin technology. During the first quarter of 2001, we incurred approximately $70,000 of additional research and development costs relating to the radioactive cisplatin technology.

      Colloidal P32/MAA Use And Delivery System

      Our colloidal P32 macro-aggregated albumin use and delivery system uses a protective albumin integration to allow direct injection of colloidal P32/MAA into tumors without damaging healthy surrounding tissue. Colloidal P32 is an isotope of phosphorus made into a colloid. A colloid is a substance resembling glue that is sticky to human tissue. In addition, as a colloid the particles of P32 are larger in size so that they cannot circulate within the body as easily as the non-colloidal form. Macro-aggregated albumin is derived from human albumin, which is a normal protein in the blood. The albumin is heated slightly to make it into larger particles. The direct injection of colloidal P32/MAA can deliver over 300 times the normal radiation dosage available through conventional external beam radiation without debilitating side effects. Moreover, the radioactive albumin is distributed evenly throughout the tumor to microscopic cells that are often unreachable with standard radiation methods.

      In June 1995 Dr. Stanley E. Order was granted patent No. 5,424,288 by the U.S. Patent and Trademark Office covering a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorus." In July 1996 Dr. Order was granted Patent No. 5,538,726 by the U.S. Patent and Trademark Office covering a "Method and Compositions for Delivering Cytotoxic Agents to Cancer." In March 1999 and August 2000, Dr. Order formally assigned patents Nos. 5,424,288 and 5,538,726 to ISI in each case in consideration for ISI's agreement to provide services under the management/license agreement between ISI and Stanley E. Order, M.D., P.C. Both of these patents had been orally assigned to ISI by Dr. Order in December 1997 when the parties entered into the management/license agreement. We paid Dr. Order one dollar for the assignment of each of these patents. Dr. Order assigned the patents to us because we agreed to help him establish a practice and to provide the space, supplies, equipment and working capital advances, pursuant to the management/license agreement, to enable him to do so. We are not obligated to pay him or his medical group any royalties in the future. As a result of these assignments, ISI owns all rights to the colloidal P32/MAA technology described in Dr. Order's patents.

      The Center for Molecular Medicine and Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, have used our colloidal P32/MAA use and delivery system to assist in treating lethal cancers. In addition, one other center conducting clinical trials in the United States and two other centers conducting research in Europe are using the technology with our permission. In the United States, Dr. Gary Stillwagon, M.D., of Northside Hospital in Johnston Ferry, Georgia, and in Europe, The Department of Radiology, Oncology & Clinical Immunology of Uppsala University in Uppsala, Sweden, and the Department of Radiation Oncology and Nuclear Radiation of the Institut Jules Bordet, Centre des Tumeurs de l'Universite Libre de Bruxelles in Brussels, Belgium, are conducting research using the colloidal P32/MAA technology. We do not have any written agreements with these centers.

      The medical groups we manage have conducted Phase I and II National Cancer Institute-listed clinical trials of our colloidal P32/MAA use and delivery system in various treatment applications, including pancreatic, lung, colon, head and neck and brain cancers.

      The medical groups we manage have enrolled over 90 patients in three separate studies of our colloidal P32/MAA technology. One study, a Phase II study involving pancreatic cancer that has not previously been treated using other methodologies, is nearing completion. We expect that a second Phase II study, involving pancreatic cancer that has previously been treated using other methodologies, will be completed in approximately two years. We expect that the third study, a Phase I study involving brain cancer, will be completed in approximately six months. We expect that Phase II studies in brain cancer, which will follow the Phase I study, will take an additional three to four years. The researchers in the medical groups we manage are continuing to accrue and treat patients in the Phase II study of pancreatic cancer that has not previously been treated with other methodologies and are analyzing the data gathered in the studies. Once patient accrual and treatment and data analysis are complete, we intend to approach the FDA regarding the adequacy of this data to support approval of the product for this indication. We intend to approach the FDA regarding the adequacy of the data from the other Phase II studies once the studies and the analysis of the data gathered in the studies have been completed. It is possible that the FDA may require that a Phase III study be conducted for one or more of these indications. Because we do not know how much additional research will be required in order to support approval of this technology for each of these indications, we cannot be certain how long it will take or how much additional costs we will incur before we can market this technology for these indications.

      The studies being conducted by the Center for Molecular Medicine and the Center for Neuro-Oncology have included the treatment of non-resectable (non-removable) pancreatic cancer, high-grade brain tumors, non-small cell lung cancer, recurrent colon cancer and head and neck tumors. In conjunction with these studies, physicians associated with these groups have conducted more than 600 colloidal P32/MAA infusion procedures during the past nine years. The Phase I/II clinical trials of our colloidal P32/MAA brachytherapy treatment for non-resectable pancreatic cancer and other solid tumors have produced promising results. Brachytherapy means short distance therapy and refers to the fact that isotopes can be used for therapy in a limited area of the body. Phase I results achieved a median survival of one year, comparing favorably with Gemzar(R), a chemotherapeutic drug produced by Eli Lilly and

Company that has a 5.7-month median survival. Subsequently, the ongoing Phase II study has yielded significant interim data. The two longest pancreatic cancer survivors in Phase II are cancer free more than four and six years after receiving treatment.

Research Expenses

      From 1997 through December 31, 2000, we incurred an aggregate of approximately $1,467,000 in research and development costs relating to our colloidal P32/MAA technology. During the first quarter of 2001, we incurred approximately $184,000 of additional research and development costs relating to our colloidal P32/MAA technology.

      Although we supply the medical groups with the supplies they need to conduct the clinical studies, we recoup the costs of these supplies through the management fees we receive from the medical groups. The medical groups bill the patients participating in the studies for the treatments they are given. Consequently, the patients, and their insurance companies, provide revenue to the medical groups, who in turn pay us management and licensing fees, thus providing funding that supports the clinical studies of our nuclear pharmaceuticals. If we were to conduct this research on our own, without the medical groups, the costs would be prohibitive since they would not be offset by the license fees and management fees derived from the treatment of patients that we receive from the medical groups.

      The medical groups receive payment by the patients' insurance companies and other payors for treatments and procedures that, while part of the study being conducted, are accepted treatments and procedures that would normally be a part of the treatment protocol for these patients in the absence of the drug or methodology being studied. For example, a patient participating in the study may receive treatments of colloidal P32/MAA, radiation and chemotherapy. The medical groups would receive payment for the radiation and chemotherapy treatments, and for the application of the colloidal P32/MAA.

      Prior to November 2000, the Center for Molecular Medicine and the other medical groups conducting clinical studies of colloidal P32/MAA also charged patients for the colloidal P32/MAA administered to them. In November 2000, the FDA asked Dr. Stanley Order to submit an Investigational New Drug Application for colloidal P32/MAA. The FDA asked Dr. Order, rather than ISI, to file the IND because Dr. Order was the principal researcher for the clinical studies. For that reason, and because the FDA's request was directed to Dr. Order, we asked Dr. Order to file the IND. Dr. Order, through the Center for Molecular Medicine, filed the IND in November 2000. On December 21, 2000, the FDA advised Dr. Order and the Center for Molecular Medicine that because of the higher dosages and novel ways in which the drug was administered in the studies, the colloidal P32/MAA as administered in the studies was a new drug within the meaning of the FDA's regulations and asked Dr. Order and the Center for Molecular Medicine to submit a request for permission to charge for the drug. The FDA's regulations require persons conducting studies of new drugs that are the subject of an IND to obtain the FDA's permission before charging participants in the studies for the costs of the drug administered to them. Dr. Order and the Center for Molecular Medicine have submitted a request for permission to charge patients for the colloidal P32/MAA administered in the studies. Until such permission is obtained, however, the medical groups we manage are not charging patients for the colloidal P32/MAA administered to them. Prior to November 2000, the medical groups charged patients in the clinical studies an aggregate of approximately $300,000 for colloidal P32/MAA administered in the studies. If patients, or their insurance providers, who paid for the colloidal P32/MAA administered in the studies successfully claim that the medical groups were not entitled to charge for the colloidal P32/MAA administered to the patients, the medical groups could be liable to repay the amounts charged. If the medical groups are required to repay these charges the medical groups may have difficulty paying us the fees they owe us.

Additional Technologies

      In June 2001, Dr. Wayne Court and the Center for Molecular Medicine filed and assigned to ISI two provisional U.S. patent applications covering nine new radiopharmaceutical technologies. We are preparing to file full utility U.S. patent applications covering these nine new radiopharmaceutical technologies.

      These nine new radiopharmaceutical technologies are all platinum-based drugs that are similar in nature to our radioactive cisplatin technology. The pending applications cover three isotopic forms of the drugs Carboplatin, Iproplatin and JM216, as follows:

      1.      191Pt-Carboplatin
      2.      193mPt-Carboplatin
      3.      195mPt-Carboplatin
      4.      191Pt-JM216
      5.      193mPt-JM216
      6.      195mPt-JM216
      7.      191Pt-Iproplatin
      8.      193mPt-Iproplatin
      9.      195mPt-Iproplatin

      These technologies are in an early stage of development and we cannot assure you that we will be able to develop any of them successfully.

Medical Group Management

      We have long term management/license agreements with two groups of medical professionals. From September 2000 until July 2001 we also had a management/license agreement with a third medical group. Pursuant to the management/license agreements, we provide the medical groups with business, financial and marketing support while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. We charge the medical groups administrative fees for our services and license fees for the use of our nuclear pharmaceutical technologies in their practices. Each of the medical groups is organized as a separate legal entity, and EDG does not own or control either of them. Fees from the medical groups we manage have generated approximately $2,240,000 in gross revenues in the two-year period ended December 31, 2000, including $2,033,000 in management fees and $207,000 in license fees.

      Each of the medical groups we manage was formed at the time we entered into the management/ license agreements with the group. We provided Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, and another medical group, New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, with the facilities and equipment they required to start their practices. We did not provide Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, with its own facilities and equipment, but instead provided the medical group with access to the facilities and equipment we provided to the other groups. We have also provided the medical groups with working capital advances from time to time. We terminated our management/license agreement with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, in July 2001 when the group's principal physician,

Dr. Ira Braunschweig, left the group to accept a position in the Oncology Department of Brooklyn Hospital.

      Radiation Oncology Research Group

      In December 1997, we entered into an exclusive, full service, 30-year management/license agreement with Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. The Center for Molecular Medicine, which occupies space on the first floor of 700 Stewart Avenue in Garden City, New York, specializes in radiation oncology research. Radiation oncology research is the study of the treatment of tumors through radiation. The Center for Molecular Medicine employs two physicians, Stanley E. Order, M.D., Sc.D, F.A.C.R. and Wayne S. Court, Ph.D., M.D.

      Dr. Stanley Order is an internationally acclaimed radiation oncologist. He is a past president of the American Society for Therapeutic Radiation and Oncology, a former professor at Harvard Medical School, a past Chairman of the Radiation Oncology Department at Johns Hopkins University School of Medicine, a past professor at the Robert Wood Johnson School of Medicine, and most recently was appointed a clinical professor at the Stony Brook University Medical School.

      Our ability to develop radioactive cisplatin, which is in an early stage of development, depends in part on the efforts of Dr. Stanley E. Order, who invented this technology. Through his medical group, Dr. Order is conducting the clinical research needed to support the application for FDA approval of this technology. If Dr. Order were no longer available or able to assist us, we might not be able to continue to develop this technology. If we could not continue to develop radioactive cisplatin it would not have a significant effect on our revenues from our medical group management operations. However, it would reduce significantly the revenues that we might earn in the future from our nuclear pharmaceutical technologies. We have $4,000,000 in key person life insurance covering Dr. Order.

      Dr. Wayne S. Court is a noted radiation oncologist with a Ph.D. in immunology. Dr. Court was an Assistant Professor at Wayne State University, served as a resident under Dr. Order at Johns Hopkins, and is the author of numerous articles, abstracts and protocols.

      Virtually all of the medical procedures performed by Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, are performed by Dr. Court. Dr. Order acts principally in a research capacity and participates in the administration of medical procedures to the group's patients only on an as needed basis. Dr. Order, who is 66 years old, devotes approximately 20 hours per week to the business of the medical group.

      Pursuant to the management/license agreement with Stanley E. Order, M.D., P.C., we provide the medical group with a fully equipped and furnished research laboratory and treatment space and all necessary supplies, including the components of the nuclear pharmaceuticals. We also provide the medical group with all clerical personnel and other non-medical personnel necessary to manage the group's practice and research activities. Pursuant to the agreement, we also license to the group the methods for treating solid tumor cancers covered by the patents and provide the group with a range of consulting and practice management services, including billing and collection.

      The management/license agreement provides that the medical group will pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fee covers consulting, billing and collection services and medical supplies. The monthly management fee covers treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The consulting portion of the weekly management fee is equal to our actual costs plus a percentage of the medical group's billings. The billing and collection services portion of the weekly management fee is based upon a percentage of the medical group's billings. The medical supplies portion of the weekly management fee is equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. We billed the medical group management fees of $794,444 in 2000 and $1,225,766 in 1999. The fees billed in 1999 included $148,800 of license fees. On January 1, 2000, we waived all license fees for Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, for the year 2000 and agreed that the license fee paid for 1999 would cover 2000 as well. As a result, we effectively reduced the license fee for 1999 retroactively by approximately 50%. In December 2000, we set the license fee for 2001 at $60,000.

      The medical group paid us $671,187 in 2000 and $1,353,950 in 1999 against the fees billed. As of March 31, 2001, the medical group owed us approximately $710,900. Typically, there is a lag between our invoice to the medical groups and payment of the invoices by the medical groups. The lag exists because the medical groups must receive payment for their services from the patients and their insurance companies before they can pay us. At March 31, 2001, Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, was owed approximately $240,500 for services rendered to its patients. We intend to carry the amounts owed by the medical group forward. For 2001, the medical group is obligated to pay us a monthly fee of $9,500. The monthly fee includes a management fee of $4,500 and a license fee of $5,000 for the license of the colloidal P32/MAA technology. The monthly license fee for the radioactive cisplatin technology has not yet been set. This fee will be determined before clinical trials of this technology commence.

      We provided Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, with advances totaling approximately $56,000 in 1997, $64,000 in 1998, $27,000 in 1999, $75,000 in 2000 and $55,000 in 2001 through March 31, 2001. The medical group repaid approximately $120,000 of the advances during 1998, $27,000 in 1999, $20,000 in 2000 and $15,000 in 2001 through March 31, 2001. At March
31, 2001, our advances receivable from Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine amounted to approximately $97,000.

      We may terminate the management/license agreement upon the following events:

      o the failure of the medical group to pay any fee required under the agreement;
      o the failure of the medical group to repay any working capital advances made by us;
      o the failure of the medical group to maintain professional liability insurance as required by the agreement;
      o the revocation or suspension of the license to practice medicine in New York State of any of the members of the medical group;
      o the surrender by all of the members of the medical group of their licenses to practice medicine in New York State;
      o the filing of criminal charges against any member of the group; o the death of all of the members of the medical group;
      o the mental or physical disability or incapacity of all members of the medical group that prevents them from rendering services for at least 15 days;
      o the failure of the medical group to practice medicine for a period of at least five days;
      o     the dissolution of the medical group's professional corporation;
      o     the bankruptcy or insolvency of the medical group;
      o any impermissible assignment by the medical group of its obligations under the agreement; or

      o any material breach of the agreement by the medical group that is not cured within 45 days after we give notice of breach, or a longer period if the breach will take longer than 45 days to cure.

      The agreement is terminable by the medical group only upon a material breach of the agreement by us that is not cured by us within 180 days after notice of the breach has been given by the medical group.

      The agreement also includes provisions requiring the parties to keep confidential any proprietary information of the other party and prohibits the members of the medical group from competing with us or inducing any of our employees to leave us.

      The agreement provides that in the event the corporate practice of medicine in New York becomes lawful we will have the right to purchase the medical group's professional practice for $100.

      In March 2001, we entered into an addendum to the management/license agreement with Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, to clarify that the medical group is obligated to continue its research relating to our nuclear pharmaceutical technologies and that all right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research belong to ISI.

      Neurosurgery / Neuro-Oncology Research Group

      In November 1999, we entered into a 30-year management/license agreement with Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology. Dr. Mitchell E. Levine is a neurosurgeon with nearly two decades' experience in the surgical management of patients with malignant brain tumors. He is currently the Director of Neurosurgery at New York Hospital, Queens, an attending physician at North Shore University / Long Island Jewish Hospital, and a Clinical Assistant Professor in the Department of Neurosurgery at New York University. Dr. Mitchell
E. Levine is the only member of Mitchell E. Levine, M.D., P.C. Dr. Levine also heads Levine, Overby, Hollis & Eisenberg, a four-physician private medical group located in Great Neck, New York. We do not have any relationship with Levine, Overby, Hollis & Eisenberg.

      Neuro-oncology is the study of tumors of the brain and spinal cord. Neurosurgery is surgery performed on the brain or the spinal cord. A surgeon who performs neurosurgery is a neurosurgeon.

      Pursuant to the agreement with Mitchell E. Levine, M.D., P.C., we provide the medical group with access to research laboratories and treatment facilities of the Center for Molecular Medicine and the Center for Medical Oncology on an as-needed basis, and provide all necessary supplies, including the components of the nuclear pharmaceuticals. We also provide the medical group with all clerical personnel and other non-medical personnel necessary to manage the group's practice and research activities. Pursuant to the agreement, we also license to the group the methods for treating solid tumor cancers covered by patents Nos. 5,424,288, 5,538,726 and 6,074,626 and provide the group with a range of consulting and practice management services, including billing and collection.

      The management/license agreement with Mitchell E. Levine, M.D., P.C., provides that the medical group will pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fee covers consulting, billing and collection services and medical supplies. The monthly management fee covers treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The consulting portion of the weekly management fee is equal to our actual costs plus a percentage of the medical group's billings. The billing and collection services portion of the weekly management fee is based upon a percentage of the medical group's billings. The medical supplies portion of the weekly management fee is equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. The monthly fees are a fixed amount determined each year at the beginning of the year. If an understanding cannot be reached on new fees, then the fees are increased by two factors: the cost of living adjustment as determined by the U.S. Department of Labor and our reasonable evaluation as to any increase in its costs. We billed the medical group fees of $73,822 in 2000. The fees billed in 2000 included $14,400 of license fees. The medical group pays us as it receives payment for its services from its patients and their insurance companies. The medical group paid us $4,335 in 2000 against the fees billed. As of March 31, 2001, the medical group owed us approximately $62,000 against fees billed in 2001 and 2000. As of March 31, 2001, the medical group was owed approximately $10,000 for services rendered to its patients. We intend to carry the amounts owed by the medical group forward. For 2001, the medical group is obligated to pay us a monthly fee of $1,500. The monthly fee includes a management fee of $300 and a license fee of $1,200 for the license of the colloidal P32/MAA technology. The monthly license fee for the radioactive cisplatin technology has not yet been set. This fee will be determined before clinical trials of this technology commence.

      We provided Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, with an advance of approximately $600 in 1999. This advance was repaid in 2000, and at March 31, 2001, we had no advances receivable from Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology.

      We may terminate the management/license agreement upon the following events:

            o the failure of the medical group to pay any fee required under the agreement;
            o the failure of the medical group to repay any working capital advances made by us;
            o     the failure of the medical group to maintain professional
                  liability insurance as required by the agreement;
            o     the revocation or suspension of the license to practice
                  medicine in New York State of any of the members of the medical group;
            o the surrender by any member of the medical group of his or her license to practice medicine in New York State;
            o the filing of criminal charges against any member of the group;
            o     the death of any member of the medical group;
            o the mental or physical disability or incapacity of any member of the medical group that prevents the member from rendering services for at least 15 days;
            o the failure of the medical group to practice medicine for a period of at least 120 consecutive days;
            o the dissolution of the medical group's professional corporation;
            o     the bankruptcy or insolvency of the medical group;
            o any impermissible assignment by the medical group of its obligations under the agreement; or
            o any material breach of the agreement by the medical group that is not cured within 30 days after we give notice of breach, or a longer period if the breach will take longer than 30 days to cure.

      The agreement is terminable by the medical group only upon a material breach of the agreement by ISI that is not cured by us within 135 days after notice of the breach has been given by the medical group.

      The agreement also includes provisions requiring the parties to keep confidential any proprietary information of the other party and prohibits the members of the medical group from competing with us or inducing any of our employees to leave us.

      The agreement provides that in the event the corporate practice of medicine in New York becomes lawful we will have the right to purchase a 50% ownership interest in the medical group's professional practice for $100.

      In March 2001, we entered into an addendum to the management/license agreement with Mitchell E. Levine, M.D., P.C., to clarify that the medical group is obligated to continue its research relating to our nuclear pharmaceutical technologies and that all right, title and interest in and to all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research belong to ISI.

      In January 2000, the Center for Neuro-Oncology, in conjunction with Dr. Wayne Court and the Center for Molecular Medicine, commenced National Cancer Institute listed clinical trials using our patented nuclear isotope delivery technique in recurrent glioblastoma-multiforme, a lethal form of brain tumor. We have licensed our patents to the Center for Neuro-Oncology. The treatments are being performed at Long Beach Medical Center, Long Island, New York. The hospital has purchased and installed stereotaxic framing equipment to accommodate the procedure.

      Medical Oncology / Hematology Research Group

      In August 2000, we entered into a 30-year management/license agreement with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology. The terms of the agreement were substantially the same as the terms of our agreements with Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, and Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology. We terminated the management/license agreement with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, in July 2001 when the group's principal physician, Dr. Ira Braunschweig, left the group to accept a position in the Oncology Department of Brooklyn Hospital. We have decided not to replace this medical group but rather to obtain all of our medical oncology needs from third party medical groups practicing in the Garden City, New York area. We believe that this approach will be more efficient and will not cause any undue hardship for our two remaining medical groups or their patients.

      As of March 31, 2001, New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, owed us approximately $201,000 against fees billed in 2001 and 2000. At March 31, 2001, our advances receivable from New York Medical Oncology, P.C., d/b/a Center for Medical Oncology amounted to approximately $117,000. We are entitled, pursuant to the management/license agreement and the terms of the termination agreement we entered into with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, to collect all amounts owed to the medical group for services rendered to its patients through the termination date, and to apply such amounts first to the amounts owed to us and then, if any amounts remain, to pay them to the medical group's owners. As of March 31, 2001, we had established provisions aggregating $192,000 to cover uncollectible fees owed by the medical group and advances made to the medical group. We believe that these provisions will be sufficient to cover uncollectible fees owed and advances made through the termination of our relationship with the medical group.

      The management of medical research groups is subject to sophisticated and complicated governmental regulation. The regulations are susceptible to varying interpretations. Although we have engaged outside counsel on numerous occasions in the past, especially for our management/license agreements, there can be no assurance that we are in compliance with these regulations as they are, or may be, interpreted in the future by governmental authorities. Any such adverse interpretations could have a material adverse effect on our business operations and financial condition.

      We cannot assure you that our existing or future management/license agreements will lead to the development of technology candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to protect the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Third Party Pharmaceutical Company Clinical Trials

      The medical groups we manage also participate in third-party pharmaceutical company clinical trials. EDG does not have any agreements with ImClone Systems, Inc. or any other third party pharmaceutical company sponsoring the clinical trials. In addition, EDG does not have any rights to Centuximab or any of the other drugs used in the third-party clinical trials. However, because certain portions of the weekly management fees we charge the medical groups are based in part on a percentage of their billings, we share in the revenues that the medical groups earn through their participation in the third-party clinical trials. As with the clinical studies of our nuclear pharmaceutical technologies, the medical groups receive payment by the patients' insurance companies and other payors for treatments and procedures that would normally be a part of the treatment protocol for these patients in the absence of the drug or methodology being studied, but are not reimbursed for any investigational drugs administered to the patients unless such reimbursement has been approved by the FDA. The medical groups also receive fees from the third party sponsors of the clinical studies for participating in the studies.

      The Center for Molecular Medicine has been approved as a site for ImClone Systems Inc.'s national clinical trials of Cetuximab by the Institutional Review Board that monitors the clinical trials. Cetuximab is an antibody that is made by immunizing animals against a particular material. In the ImClone study, the animals are being immunized against epidermoid growth factor. Epidermoid growth factor is a material that feeds cancer by feeding a site on the cancer cell called the epidermoid growth factor site. Cetuximab, also called C225, blocks the epidermoid growth factor site, thereby blocking the nutrition of the cancer cell. Blocking the nutrition of the cancer cell helps kill the cancer when combined with drugs or radiation. ImClone is conducting a Phase III Cetuximab study for patients with locally advanced squamous cell cancer of the head and neck. Squamous cells are one of the three types of cells found in the human body. Squamous cells are small and scale-like and exist in the skin and esophagus, among other places. The Center for Molecular Medicine has executed a clinical study agreement with ImClone to serve as a site for this study. The Center for Molecular Medicine began to accrue patients for the study in January 2001.

      The medical groups we manage hope to collaborate with several other pharmaceutical companies. Nevertheless, the medical groups may not be able to obtain agreements to participate in additional third party clinical trials. Participation in third-party clinical trials enhances the stature of the medical groups in the medical research community and increases the revenues earned by the medical groups. The applications for selection to participate in third party clinical trials are made by the medical groups. Typically, the selection process consists of an inspection of the site by representatives of the third party pharmaceutical company.

      The testing, manufacturing, marketing and distribution of biopharmaceutical products carry material risk of product liability. Although the medical groups we manage each carry medical malpractice insurance, none of the medical groups currently has product liability or clinical studies liability insurance. A successful product liability claim against one or more of the medical groups that is not adequately covered by insurance could cause one or more of the groups to go out of business, which could reduce our revenues and delay or even curtail our ability to develop our nuclear pharmaceutical technologies.

Business Strategy

      We hope to accomplish the following short-term goals:

      o     Commence clinical trials for radioactive cisplatin.

      o Continue to help the medical groups that we manage accrue patients and conduct FDA clinical trials for our colloidal P32/MAA technology.

      o Help the medical groups that we manage achieve their revenue capacities in order to fund research. We intend to accomplish this by launching a public relations and radio advertising campaign on their behalf, in select United States markets.

      o Upgrade and further develop the existing website that we have created for the medical groups we manage, located at http://www.cancerhelpcenter.com. We are enhancing this website to describe the various types of research and treatment offered by the medical research groups that we manage. We anticipate that the website will be made interactive to help the medical groups attract patients for the ongoing clinical trials.

      o Develop a second, corporate, website using the registered domain name http://www.isotopesolutions.com. We are actively working with a web design group to produce a corporate website to disseminate information about our corporation, and its technologies and management clients, over the Internet. In addition, we intend to translate both our corporate website and the website we have created for the medical groups we manage into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      o     Expand clinical trial activities for major pharmaceutical companies.

      We intend to remain focused on the following long-term goals:

      o Establish the efficacy of radioactive cisplatin and establish a marketing and distribution partnership with a major pharmaceutical company.

      o Develop colloidal P32/MAA kits and a physician-training program to license to other cancer centers and hospitals.

      o Research and develop new therapeutic nuclear pharmaceuticals and technologies.

Patents and Proprietary Rights

      We believe that adequate protection of our proprietary technology is a vital aspect of our business activities. Consequently, we pursue patent protection for our proprietary technology in the United States and in foreign countries to the extent we deem necessary to protect development of our technologies.

      We own three U.S. full utility patents covering our nuclear pharmaceutical technologies:

      Patent No. 5,424,288, for proprietary technology regarding use of a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorous," was issued to Dr. Stanley E. Order on June 13, 1995, and formally assigned to ISI by Dr. Order in March 1999. The application for this patent was a continuation-in-part of application Ser. No. 08/183,463, filed on Jan. 19, 1994, entitled "Method and Compositions for Delivering Cytotoxic Agents to Cancer."

      Patent No. 5,538,726, for proprietary technology regarding a "Method and Compositions for Delivering Cytotoxic Agents to Cancer," was issued to Dr. Order on July 23, 1996 and formally assigned by Dr. Order to ISI in August 2000.

      Patent No. 6,074,626, for proprietary technology regarding use of "Radioactive Cisplatin in the Treatment of Cancer," was issued to Dr. Order on June 13, 2000. Dr. Order previously assigned the application for this patent to ISI in March 1999.

      Dr. Order assigned each of these patents to us in consideration of one dollar and our agreement to provide services under the management/license agreement with Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. Patents 5,424,288 and 5,538,726 had been orally assigned to ISI by Dr. Order in December 1997 when the parties entered into the management/license agreement. We are not obligated to pay him or his medical group any royalties in the future.

      These patents are use patents. Patents Nos. 5,424,288 and 5,538,726 give us exclusive rights to the manner in which we are using the patented technology to treat cancer. Patent No. 6,074,626 gives us exclusive rights to the use of radioactive cisplatin in the treatment of cancer. These patents do not give us the right to prevent others from using these drugs in other ways.

      In June 2001, Dr. Wayne Court and the Center for Molecular Medicine filed and assigned to ISI two provisional U.S. patent applications covering nine new radiopharmaceutical technologies. We are preparing to file full utility U.S. patent applications covering these nine new radiopharmaceutical technologies.

      These nine new radiopharmaceutical technologies are all platinum-based drugs that are similar in nature to our radioactive cisplatin technology. The pending applications cover three isotopic forms of the drugs Carboplatin, Iproplatin and JM216, as follows:

      1.      191Pt-Carboplatin
      2.      193mPt-Carboplatin
      3.      195mPt-Carboplatin
      4.      191Pt-JM216
      5.      193mPt-JM216
      6.      195mPt-JM216
      7.      191Pt-Iproplatin

      8.      193mPt-Iproplatin
      9.      195mPt-Iproplatin

      These technologies are in an early stage of development and we cannot assure you that we will be able to develop any of them successfully.

      Our success depends in part upon our ability to obtain and maintain rights to our nuclear pharmaceuticals. We rely on our patents, trade secrets and trademarks to protect our proprietary rights. It is possible that competitors may infringe our patents or successfully avoid them through design innovation. The cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial and the litigation may consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop a competitor from using our technologies. There is also the risk that, even if the validity of our patent were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents. Policing unauthorized use of our intellectual property is difficult and expensive, and we may be unable to prevent misappropriation of our proprietary rights.

Government Regulation

      United States and international government regulation of the biopharmaceutical industry is a significant factor in our activities and the activities of the medical groups we manage. In the United States the Food and Drug Administration oversees clinical testing, manufacturing, marketing approval and promotion of products for human therapeutic use through rigorous mandatory procedures and safety. The FDA requires satisfaction of several procedures before it will approve a pharmaceutical product for sale in the United States. These include preclinical tests, submission of an application for an Investigational New Drug which must become effective before commencing human clinical trials, thoroughly documented and supervised human clinical trials to determine drug safety and efficacy in its intended application, submission and acceptance of a New Drug Application in the case of drugs, or a Biologics License Application in the case of biologics, and approval of the New Drug Application or Biologics License Application before commercial sale or shipment of the drug or biologic. Biologics are materials derived from natural biology and used in the treatment of humans. Each domestic drug manufacturer also must be registered or licensed with the FDA. Domestic manufacturers are also subject to inspections by the FDA and by other federal, state and local agencies and must comply with the FDA's Good Manufacturing Practices.

      Clinical trials are typically conducted in three sequential phases, which may overlap. Phase I clinical studies test dosage and tolerance upon initial introduction of the drug to humans. Phase II clinical studies document evaluation of drug safety and efficacy. Phase III trials document large-scale evaluation of drug safety and efficacy and typically use much larger patient pools, depending on the type of marketing approval that is sought.

      Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources. The FDA may grant approval of a drug for a particular indication or may grant approval pending further post-marketing testing. In addition, further clinical studies may be required to provide additional safety data or to gain approval for a product application that is different from the product application that was approved originally. Any safety concerns relating to our technologies may result in withdrawal of the technologies from the market or restrictions on their future use.

      Currently, only our colloidal P32/MAA technology is being studied, since our radioactive cisplatin technology has only recently been approved by the FDA for clinical trials. The medical groups we manage are presently preparing a Phase I study of our radioactive cisplatin technology and we expect that this study will commence in the fourth quarter of 2001. The timing of the commencement of the study will depend primarily on how quickly the medical groups can attract patients for the study.

      FDA regulations require that all research conducted in humans be approved by an Institutional Review Board before initiation and during the course of the study. The IRB is an independent organization responsible for assuring that the rights, welfare and safety of the human subjects are protected during the clinical study. All clinical studies pertaining to our colloidal P32/MAA have received initial and ongoing approval from the appropriate IRBs.

      International biopharmaceutical product sales and distribution are subject to widely varying regulatory requirements. Generally, the European Union has coordinated its member states' common standards for clinical testing of new drugs. Due to differences in regulatory restrictions in the European Union and other foreign jurisdictions, the time required to obtain regulatory approval from a foreign country's regulatory agencies may be longer or shorter than that required for FDA approval.

      The health care industry is subject to extensive federal, state and local laws and regulations that are not always clear or consistently applied, and compliance may impose a burden on our operations. Violation of applicable laws or regulations or involvement in any judicial or regulatory proceeding, regardless of its merit, could have a material adverse affect on our business, operating results and financial condition. Government legislation regulating health care may materially affect the biopharmaceutical industry's profitability. Federal, state and local officials and legislators, as well as foreign government officials and legislators, have discussed a variety of health care system reforms that may affect our revenues. Changes in government regulation of the health care system could harm our business.

Competition

      Competition in the biopharmaceutical industry and the cancer treatment technology arena is intense. Factors such as technology performance, patient compliance, physician acceptance, ease of use, safety, price, marketing, distribution and adaptability of administration are crucial to capturing market position in our industry. Competition may also be based on other companies' development of alternative products and approaches for the treatment, diagnosis or prevention of the same diseases as our products.

      Competition from other companies is affected by scientific and technological factors, the availability of patent protection, the ability to commercialize technological developments, the ability to obtain government approval for testing, manufacturing and marketing and the economic factors resulting from the use of those products. Many companies, both public and private, including well-known pharmaceutical and chemical companies, virtually all of which have greater capital resources than we do, are seeking to develop cancer treatment technologies similar to ours. In addition, colleges, universities, and public and private research institutions are similarly seeking to establish proprietary rights to these product technologies.

      We have long-term management/license agreements with each of the medical groups that we manage. The focus of our business has changed from medical group management to the development of our nuclear pharmaceuticals. While we may contract with additional medical groups for the purpose of conducting new or additional clinical trials of our nuclear pharmaceuticals or to license our technologies to them, we do not intend to enter into management agreements with any additional medical groups solely to increase or improve our revenues or profitability. Our managed medical groups have limited ability to terminate their management/license agreements with us. However, in the event one or more of our relationships with the medical groups we manage is terminated, we may be required to offer our services to other medical groups. In the event we offer our services to other medical groups, we would face competition from other providers of medical management services, including hospitals and established groups of physicians willing to acquire the practices of other physicians. If one or both of our existing management/license agreements is terminated and we are unable to enter into management/license agreements with other medical groups, we could lose a significant portion of our operating revenues and our ability to develop our nuclear pharmaceutical technologies could be impaired.

      We face established and well-funded competition from other companies developing cancer treatment technologies. More specifically, we face competition from other companies developing nuclear pharmaceuticals and radio-pharmaceuticals for therapeutic purposes. Radio-pharmaceuticals include nuclear pharmaceuticals, which are drugs that are made radioactive by attaching or creating an isotope to the drug, and drugs that are made radioactive by bombarding them with radiation. These competitors include NeoRx Corporation, Cytogen Corporation, DuPont Pharmaceuticals Company and MDS Nordion. To our knowledge, we have no competitors that are developing nuclear or radio-pharmaceuticals that parallel our technologies.

      Many of our competitors are more familiar with pre-clinical and clinical product development, as well as government regulatory processes, than we are. The biopharmaceutical products that we are developing compete with existing and new drugs designed by established pharmaceutical, chemical, and academic entities worldwide. Our competitors may have, or may develop and introduce, new products that would render our technologies and products under development less competitive, uneconomical or obsolete. Our failure to compete effectively may materially and adversely affect our business, operating results, and financial condition.

Marketing

      We currently promote our services through our managed research medical groups' activities and their joint website, www.cancerhelpcenter.com, which receives approximately 10,000 hits per week.

      The medical groups that we manage have treated over 500 patients in the last three years. We intend to increase marketing efforts to help these medical groups achieve greater market recognition. One of the ways we are doing this is by upgrading the website we have created for the medical groups. We hope that with an improved, interactive, design the website will attract and help recruit patients for the clinical studies these groups are conducting.

      We are in the process of upgrading and further developing the website that we have created for the medical groups we manage. We anticipate that the website will be made interactive to assist in national and international patient accrual for the ongoing clinical trials. In addition, we intend to translate the website into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      We are developing a second, corporate website using the registered domain name http://www.isotopesolutions.com. We are working with a web design group to produce a corporate website to disseminate information about our corporation, and its technologies and management clients, over the Internet. We intend to use this website to obtain market and user information about our technologies and potential licensees of our nuclear pharmaceutical technologies. We plan to pursue contracts with various companies and consultants to obtain visibility of the website on major Internet search engines. We also intend to translate the website into foreign languages to disseminate information regarding our technologies and gather information about potential licensees of our nuclear pharmaceutical technologies in Asia and the Middle East.

      We plan to market our nuclear pharmaceutical technologies through the distribution of kits, establishment of training centers and by licensing the technologies for use by physicians. We cannot begin marketing these technologies until they are approved by the FDA.

      We have limited experience in marketing biopharmaceutical products. We cannot assure you that we will be able to expand our marketing capabilities successfully. Our inability to establish adequate marketing capabilities may materially and adversely affect our business operations.

Employees

      We have two full-time management employees, three full-time administrative employees and one part-time administrative employee. None of our employees is currently covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

      Through ISI, we lease 1,533 square feet of office space on the second floor of 700 Stewart Avenue, Garden City, New York. The monthly rent is $4,675 and the lease expires in April 2003. We also pay a licensing fee of $25,000 per month to Nassau Radiologic Group, P.C., for the use of its equipment, office space and technical support staff at 700 Stewart Avenue (main floor), and at 765 Stewart Avenue, Garden City, New York. This fee is reviewed annually. Nassau Radiologic Group is one of the largest diagnostic and therapeutic radiology facilities in the New York metropolitan area. Our licensing agreement with Nassau Radiologic Group permits us to utilize their full resources in order to perform our managed research medical groups' treatment protocols.

Legal Proceedings

      In May 2001, we were advised by Dr. Stanley E. Order that Associates in Radiation Oncology, P.A. had contacted him by letter dated April 30, 2001 and claimed that it was entitled to 50% of all royalties or fees obtained by Dr. Order from patent No. 5,538,726. Associates in Radiation Oncology's claim is apparently based on an agreement between Dr. Order and Cooper Hospital/University Medical Center dated June 5, 1991, pursuant to which Dr. Order became a clinical professor of radiology at the Robert Wood Johnson Medical School and a member of Associates in Radiation Oncology. Dr. Order left the medical school and ended his relationship with Associates in Radiation Oncology in December 1997, when he formed Stanley E. Order, M.D., P.C., d/b/a/ Center for Molecular Medicine. The agreement between Dr. Order and Cooper Hospital/University Medical Center provided that in the event that research was carried out with any corporate entity on a royalty or percentage return basis, Dr. Order would receive 50% of the income, 25% would be "returned" to a certain Radiation Research Fund, which is now defunct, and 25% would be "returned" to Associates in Radiation Oncology. The agreement also provided that in the event Dr. Order severed his relationship with Associates in Radiation Oncology, his percentage payment of any royalty payments or fees would continue. The agreement did not address the ownership or use of any patents or technology and was silent regarding assignment of any patents or technology. Associates in Radiation Oncology claims that the fees for obtaining the patent were paid by Associates in Radiation Oncology with the presumption of return based on future earnings. At present, we are not aware that any litigation has been commenced in this matter. We believe that Associates in

Radiation Oncology's claim is without merit and that we and Dr. Order have meritorious defenses to this claim. We intend to defend against this claim vigorously.

                              SELLING SHAREHOLDERS

      The following table sets forth:

      o The number of shares currently beneficially owned by each selling shareholder,
      o The number of shares owned by each of them being offered for sale in this prospectus, and
      o The number of shares to be owned by each selling shareholder after the sale of all of the shares offered by this prospectus.

      None of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours, except that:

      o     Jay Haft is one of our directors;
      o G-V Capital Corp. acted as the exclusive private placement agent for the private placement in September 2000 in which we raised $2,100,000 of gross proceeds;
      o Richard Friedman and Jeff Markowitz introduced EDG to ISI and received a finder's fee in connection with EDG's acquisition of ISI;
      o     Davis & Gilbert LLP is our corporate and securities counsel;
      o Edwin Green was the president, treasurer and chairman of EDG from its inception until January 1997;
      o Linda Green was a director of EDG from its inception until September 2000 and the president and treasurer of EDG from January 1997 to September 2000;
      o Seth Green was a director of EDG from its inception until September 2000; and
      o Lawrence Kaplan and Stanley Kaplan are principals and executive officers of G-V Capital Corp.

      The information included below is based on information provided by the selling shareholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

                                                                       Shares
                                              Shares                    Owned
                                           Owned Before    Shares       After
Name                                         Offering     Offered     Offering
----                                         --------     -------     --------
Jerry Agam                                    25,000       25,000           0
Ender Agirnasli, Trustee,                     25,000       25,000           0
      Apparel Trading
      International, Inc.
      Retirement Trust
David Baron                                   12,500       12,500           0
Nancy Barrick                                 45,147       40,000       5,147
Andrew M. Blum                                10,000       10,000           0
Michael Brier                                  5,000        5,000           0
Brent Burns and Erin McCoy                    12,500       12,500           0

Ross J. Burns                                 12,500       12,500           0
Steven C. Burns                               98,186       98,186           0
William Paul Campanile                         5,000        5,000           0
Mary Ann Casale                                5,000        5,000           0
Sandra Chiat                                  25,000       25,000           0
Daniel J. Crowley                             37,500       37,500           0
Dennis D'Mato                                 10,000       10,000           0
Richard Feldman                              200,000      200,000           0
Lawrence K. Fleischman                        62,000       62,000           0
Diane Friedman                                 5,000        5,000           0
Richard Friedman                             384,267(1)   354,898(1)   29,369
Galt Asset Management LLC                     75,000       75,000           0
Scott Gottesman                               20,000       20,000           0
Edwin Green                                   15,439       15,439           0
Linda Green                                   35,439       35,439           0
Seth Green                                     1,287        1,287           0
Denis J. Guerin                                5,000        5,000           0
Jay Haft                                      50,000(2)    50,000           0(2)
France Harvey                                  5,000        5,000           0
Andrew M. Kaplan                              91,463       91,463           0
David Kaplan                                  40,000       40,000           0
Eileen A. Kaplan                             280,000      280,000           0
Jerry Kaplan                                  40,293       30,000      10,293
Lawrence Kaplan                              441,283(3)   421,704(3)   19,579
Lawrence and Helaine Kaplan                   18,000       18,000           0
Michelle Kaplan                               30,000       30,000           0
Robert and Christi Kaplan                     30,000       30,000           0
Stanley A. Kaplan                             29,579(3)    10,000(3)   19,579
Stephen B. Kaplan                             40,000       40,000           0
Anne S. Klein                                 11,658       11,658           0
Stewart L. Krug                               10,000       10,000           0
Gary Kusiak and Edward Kusiak                 10,000       10,000           0
Gary Kusiak                                    5,000        5,000           0
Karen E. Lalli                                 5,000        5,000           0
Jack Lambert                                  10,000       10,000           0
Melvin Lax                                    25,000       25,000           0
Michael J. Lemonedes                          10,000       10,000           0
June Levine                                    5,000        5,000           0
Mitchell Levine                               25,000       25,000           0
Elysa B. and Harry Levinson                   12,500       12,500           0
KKC LLC                                       60,000       60,000           0
Richard and Nechama Lowinger                  25,000       25,000           0
Jeffrey Markowitz                            309,267(1)   279,898(1)   29,369
Michael Miller                                62,000       62,000           0
Earnco MPPP                                   12,500       12,500           0
Camellia and Fahed Nammour                    10,000       10,000           0
Neil Ragin                                    30,147       25,000       5,147
Edmond and Anne J. O'Donnell                  81,579(4)    62,000      19,579(4)
Pyrenees Capital Limited                      25,000       25,000           0
Leo and Phyllis Rishty                        10,000       10,000           0

Alfred A. Romano                              50,000       50,000           0
Ann Denise Rubino                              5,000        5,000           0
Lawrence J. and Camille S. Rubenstein         30,000       30,000           0
David Silberstein                             25,000       25,000           0
Leonard and Carole Silverman                  25,000       25,000           0
Sheldon Sinett                                 5,000        5,000           0
Todd Sinett                                    5,000        5,000           0
Charles and Linda Sobel                       12,500       12,500           0
Donald Tuck                                   20,000       20,000           0
Pasquale N. Tullo                             25,000       25,000           0
Hal Tunick                                    37,500       37,500           0
Ursuline Co.                                  50,000       50,000           0
Wayne S. Court, Trustee for
      Wayne S. Court Living Trust
      dated 4/8/94                            25,000       25,000           0
Peter Wolf                                   105,147      100,000       5,147
G-V Capital Corp.                             55,797(5)    55,797(5)        0
Davis & Gilbert LLP                           63,387       63,387           0
Moreton Binn                                 216,987      216,987           0

----------
(1) Includes 27,898 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.
(2) Does not include 30,000 shares of common stock issuable upon exercise of options that are not currently exercisable.
(3) Does not include 55,797 shares of common stock issuable upon exercise of warrants held by G-V Capital Corp., of which Mr. Kaplan is a principal.
(4)   Edmond O'Donnell is the sole owner of 19,579 of these shares.
(5) Includes 55,797 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling shareholders, or by their transferees or other successors, as market conditions may permit. The selling shareholders have not entered into any underwriting arrangements. We are unable to predict when, if at all, any of the selling shareholders will sell the shares, as sales will be made solely at the discretion of each selling shareholder. The sale of the shares by the selling shareholders and/or their transferees or other successors may be effected in one or more transactions that may take place on the OTC Bulletin Board, in privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o face-to-face transactions between sellers and purchasers without a broker-dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. They may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. The selling shareholders and brokers and dealers engaged by them and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling shareholder will sell any or all of the shares described herein, and any selling shareholder may transfer, devise or gift such securities by other means not described herein.

      We have advised each of the selling shareholders that in the event of a distribution of its shares, the selling shareholders and any broker or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M.

      We have agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of underwriting discounts and selling commissions and fees and expenses of counsel to the selling shareholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements.

      We have agreed to indemnify the selling shareholders, or their transferees or successors against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 722 of the Business Corporation Law of New York grants each New York corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation and bylaws provide for the indemnification of our officers, directors, employees and agents to the fullest extent permitted by the Business Corporation Law of New York. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EDG pursuant to the provisions of New York law and our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   MANAGEMENT

      Our directors and executive officers are as follows:

      Name                  Age   Title
      ----                  ---   -----

      Jack Schwartzberg      66   Chief Executive Officer, President, and
                                  Chairman of the Board of Directors

      Shraga David Aranoff   33   Chief Operating Officer, Vice President,
                                  Treasurer and Director

      Harry Barnett          40   Director

      Stanley F. Barshay     61   Director

      Jay M. Haft            65   Director

Jack Schwartzberg has served as our Chairman of the Board, Chief Executive Officer, and President since September 13, 2000. He has been Chairman of the Board, Chief Executive Officer and President of ISI since November 1997. He served as a Vice President of Complete Management, Inc., a New York Stock Exchange physician practice management company, from 1994 to June 1997 and as a marketing consultant to Complete Management, Inc. from June 1997 to October 1997. Mr. Schwartzberg was president and publisher of Madison Avenue Magazine and Runway New York Publishing Company from 1976 to 1993. Mr. Schwartzberg practiced law as a partner in the law firm of Schwartzberg & Sack from 1963 to 1976. He holds a J.D. degree from Brooklyn Law School and a B.A. degree from Hunter College. Mr. Schwartzberg was also a commissioned officer in the United States Navy, serving as Commanding Officer of the United States Naval Base in South Portland, Maine from 1957 to 1960.

Shraga David Aranoff has served as our Chief Operating Officer and Vice President and as a Director of EDG since September 13, 2000, and as our Treasurer since September 25, 2000. He has been Chief Operating Officer and Vice President of ISI since August 1998. He served as a consultant to ISI from ISI's inception in November 1997 and joined ISI on a full-time basis in August 1998. Mr. Aranoff was Director of Medical / Legal Affairs for Complete Management, Inc. from October 1996 through July 1998. He was an attorney with the law firm of Slotnick, Shapiro & Crocker, LLP from August 1994 to September 1996. From 1991 to 1994, Mr. Aranoff was a law student. From 1989 to 1991 Mr. Aranoff was a programmer analyst for Goldman Sachs & Company. He holds a J.D. from Benjamin N. Cardozo School of Law and a B.S. degree, summa cum laude, in Computer Science from Brooklyn College.

Harry Barnett has served as a director of EDG since May 4, 2001. He has been the manager of Clinical Assistance Programs LLC, a company he founded that provides comprehensive training and consulting services to biotechnology and pharmaceutical companies conducting clinical trials, since December 1999, and the manager of Biomodels LLC, a full-service, pre-clinical research firm affiliated with Brigham and Women's Hospital that he founded, since January 1997. He has also been the president of the corporate general partner of IBT, LP, which holds the exclusive rights to a patent for the treatment of heartburn used in the over-the-counter product Pepcid Complete, since January 1996. From 1993 to June 1997, Mr. Barnett was Vice President and General Counsel of Faneuil Advisors, Inc., a mortgage acquisition and investment banking firm. Mr. Barnett is a graduate of Tufts University and holds a J.D. degree from Boston University School of Law.

Stanley F. Barshay has served as a director of EDG since January 15, 2001. He retired in 1997 as Senior Vice President of American Home Products Corporation, where he was employed for 32 years in various capacities. He was President of the Whitehall Laboratories division of American Home Products Corporation from 1978 to 1986. He served as Vice President of American Home Products Corporation from 1975 to 1977. He was the President of its Boyle-Midway Household Products Corporation subsidiary from 1972 to 1974 and he held various other positions with Boyle-Midway from 1964 to 1971. He holds a B.S. in Business Administration from Long Island University. Mr. Barshay serves on the Executive Committee of the Board of Trustees of Long Island University. He also serves on the Board of Directors of Nice-Pak Corp. and J.C.C.A.

Jay M. Haft has served as a director of EDG since September 13, 2000. He has acted as a strategic and financial consultant for growth stage companies since 1993. He is also currently of counsel to Parker Duryee Rosoff & Haft, a law firm of which he was a partner from 1989 to 1994. He has been a managing general partner of GenAm "1" Venture Fund, an international venture capital fund, since 1988. He is a director of Robotic Vision Systems, Inc., NCTI Group, Inc., DCAP Group, Inc., Encore Medical Corporation, DUSA Pharmaceuticals, Inc., Oryx Technology Corp. and Thrift Management, Inc. He is a Trustee of Florida International University and a Trustee of the Wolfsonian Museum. He is a graduate of Yale College and Yale Law School.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer for services rendered by him in all capacities for the fiscal years ended December 31, 2000, 1999 and 1998 and to our Chief Operating Officer for services rendered by him in all capacities for the fiscal year ended December 31, 2000. There were no other executive officers whose total annual salary and bonus exceeded $100,000 for those fiscal years. We sometimes refer to Messrs. Schwartzberg and Aranoff in this prospectus as the Named Executive Officers.

      ------------------------------------------------------------------------
                             Annual Compensation
      ------------------------------------------------------------------------
                                                                  Other Annual
      Name and Principal                    Salary      Bonus     Compensation
      Position                       Year     ($)        ($)           ($)
      ------------------------------------------------------------------------
      Jack Schwartzberg              2000   200,000      --         29,161(1)
      Chairman, CEO and              1999   200,000      --         30,673(1)
      President                      1998   200,000      --         28,167(1)
      ------------------------------------------------------------------------
      Shraga David Aranoff           2000   103,333      --         22,081(1)
      Chief Operating Officer,
      Vice President and Treasurer
      ------------------------------------------------------------------------

----------
(1) Includes costs associated with a leased automobile and health benefits package.

Stock Option Grants

      The following table sets forth certain information about stock options granted during 2000 to the Named Executive Officers.

---------------------------------------------------------------------------------------------------
                       Number of Securities    Percent of Total
                        Underlying Options    Options Granted to   Exercise Price
        Name                Granted           Employees in 2000        ($/Sh)       Expiration Date
---------------------------------------------------------------------------------------------------
Jack Schwartzberg           175,000                 57.8%              $.8872          09/13/05
---------------------------------------------------------------------------------------------------
Shraga David Aranoff        100,000                 33.0%              $.8065          09/13/10
---------------------------------------------------------------------------------------------------

Stock Option Exercises and Holdings

      The Named Executive Officers did not exercise any options in 2000. The following table sets forth the number of shares of common stock underlying unexercised options held by the Named Executive Officers at December 31, 2000. At December 31, 2000, neither Named Executive Officer held any "in-the-money" stock options.

            ------------------------------------------------------------
                                       Number of Securities Underlying
                                     Unexercised Options at December 31,
            Name                       2000 Exercisable/Unexercisable
            ------------------------------------------------------------
            Jack Schwartzberg                    0/175,000
            ------------------------------------------------------------
            Shraga David Aranoff                 0/100,000
            ------------------------------------------------------------

Directors' Compensation

      All directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Directors are also eligible to be granted options to purchase shares of our common stock under our 2000 Long-Term Incentive Plan. Other than with respect to participation in the Plan and reimbursement of expenses, directors who are employees or officers or who are associated with EDG do not receive compensation for service as directors.

Employment Agreements

      Effective September 8, 2000, EDG and Jack Schwartzberg entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 180 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $200,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 175,000 shares of our common stock at a price of $.8872 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Schwartzberg may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Schwartzberg may terminate the employment agreement for "good reason," including the assignment to Mr. Schwartzberg of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the agreement, any other material breach by us of the employment agreement, Mr. Schwartzberg's removal as a director or a change in control of EDG (as defined in the employment agreement). If the employment agreement is terminated by Mr. Schwartzberg for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Schwartzberg will be entitled to be paid his base salary and bonus through the later of September 7, 2004 or the 12-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

      Effective September 8, 2000, EDG and Shraga David Aranoff entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 90 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $125,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 100,000 shares of our common stock at a price of $.8065 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Aranoff may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Aranoff may terminate the employment agreement for "good reason," including the assignment to Mr. Aranoff of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the employment agreement, any other material breach by us of the employment agreement, Mr. Aranoff's removal as a director or a change in control of EDG (as defined in the employment agreement). If the employment agreement is terminated by Mr. Aranoff for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Aranoff will be entitled to be paid his base salary and bonus through the later of September 7, 2003 or the three-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

2000 Long-Term Incentive Plan

      In September 2000, our board of directors adopted, subject to the approval of our shareholders, the EDG Capital, Inc. 2000 Long-Term Incentive Plan. The Plan was established to enable EDG and its subsidiaries to attract, retain and motivate employees, directors and consultants. The Plan authorizes the grant of individual incentive stock options or non-qualified options to purchase shares of our common stock. The maximum number of shares that may be issued under the Plan is 1,247,983, subject to adjustment in the event of stock splits, stock dividends, stock splits, split-ups, spin-offs, combinations or exchanges or any other change affecting the common stock. Unless we terminate it earlier, the Plan will expire on December 31, 2010. Employees, directors, advisory board members or consultants of EDG or a subsidiary of EDG are eligible to receive options under the Plan. The Plan is administered by our board of directors, which determines the persons to whom awards will be granted, the number of options to be granted and the specific terms of each grant. Under the Plan, no incentive stock option may be granted having a term of more than 10 years and an exercise price less than the fair market value of our common stock on the date of grant, and no incentive stock option having a term of more than five years and an exercise price less than 110% of the fair market value of our common stock on the date of grant may be granted to a person who holds 10% or more of our outstanding common stock.

      As of the date of this prospectus, options to purchase an aggregate of 928,000 shares are outstanding under the Plan.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth as of August 3, 2001, the number of shares of common stock beneficially owned by:

      o each person who is known by us to be the beneficial owner of more than five percent of our common stock;
      o     each of our directors; and
      o     all directors and executive officers as a group.

                                                           Amount and                   Percentage of
                                                              Nature                     Outstanding
                                                          of Beneficial                Shares Owned(3)
Name and Address of Beneficial Owner(1)                   Ownership (2)       Before offering    After offering
---------------------------------------                   -------------       ---------------    --------------
Jack Schwartzberg (4)                                       1,534,644              13.8%             13.7%
Shraga David Aranoff (5)                                      150,807               1.4%              1.3%
Harry Barnett (6)                                                   0                 *                 *
Stanley F. Barshay (7)                                              0                 *                 *
Jay M. Haft (8)                                                60,000                 *                 *
Bruce Baron                                                 2,264,959              20.5%             20.3%
2509 Avenue U
Brooklyn, New York 11229
Robert G.M. Keating                                         1,020,496               9.2%              9.1%
105 Sixth Street
Garden City, New York 11530
Dennis Shields                                                783,158               7.1%              7.0%
15 South Baylis Avenue
Port Washington, New York 11050
All directors and officers as a group (5 persons) (9)       1,745,451              15.6%             15.5%

----------
*     Less than one percent.
(1) The address of each of the persons named in the table, if not included under each person's name, is 700 Stewart Avenue, Garden City, New York 11530.
(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power for all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants or the conversion of convertible securities.
(3) Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by the person (but not those held by any other person) and that are exercisable within 60 days of the date of this prospectus have been exercised or converted.
(4) Includes 58,333 shares subject to options that are currently exercisable, subject to shareholder approval of the 2000 Long-Term Incentive Plan. Does not include 116,667 shares subject to options that are not currently exercisable.
(5) Includes 33,333 shares subject to options that are currently exercisable, subject to shareholder approval of the 2000 Long-Term Incentive Plan. Does not include 166,667 shares subject to options that are not currently exercisable.
(6) Does not include 80,000 shares subject to options that are not currently exercisable.
(7) Does not include 80,000 shares subject to options that are not currently exercisable.
(8) Includes 10,000 shares subject to options that are currently exercisable, subject to shareholder approval of the 2000 Long-Term Incentive Plan. Does not include 70,000 shares subject to options that are not currently exercisable.

(9) Includes 101,666 shares subject to options that are currently exercisable, subject to shareholder approval of the 2000 Long-Term Incentive Plan. Does not include 513,334 shares subject to options that are not currently exercisable.

      Information contained in this table about stock ownership was obtained from our shareholders list, filings with governmental authorities, or from the named individuals, directors and officers.

                              CERTAIN TRANSACTIONS

      No member of our current management and no beneficial owner of five percent or more of our outstanding common stock has had any transactions with EDG or ISI during the past year, nor proposes any such transaction, in which the amount involved exceeded $60,000, except as follows:

      Jack Schwartzberg, Shraga David Aranoff, directors and officers of EDG, and Bruce Baron, Robert G.M. Keating and Dennis Shields, who each hold five percent or more of our outstanding common stock, received their shares of our common stock in exchange for their shares of ISI on September 13, 2000 in connection with EDG's acquisition of ISI.

      As of September 8, 2000, Jack Schwartzberg and Shraga David Aranoff entered into the employment agreements with EDG described in the section of this prospectus entitled "Management".

      In connection with EDG's acquisition of ISI, EDG and each of Jack Schwartzberg, Robert G.M. Keating, Bruce Baron, Dennis Shields, Shraga David Aranoff and certain other former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives Messrs. Schwartzberg, Keating, Shields and Aranoff and the other former shareholders of ISI who signed the Registration Rights Agreement the right to have their shares of common stock of EDG included in any registration statement we file, except for the registration statement of which this prospectus forms a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

                            DESCRIPTION OF SECURITIES

General

      Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of August 3, 2001, there were 11,052,232 shares of common stock outstanding.

Common stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of our directors. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event we are liquidated or dissolved, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders. The holders of common stock have no preemptive or other subscription rights, and have no rights to convert their common stock into any other securities. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Upon exercise of outstanding warrants to purchase 111,593 shares that are offered by this prospectus and payment of the exercise price by the holders of the warrants, the shares issued will be validly issued, fully paid and nonassessable.

Registration rights and lock-up agreements

      We are filing this registration statement in part to fulfill our agreement with the purchasers of the 2,603,844 shares we sold in our private placement in September 2000 that we would register the shares sold in the private placement within 180 days after the closing. We have also agreed to include in the registration statement covering the shares sold in the private placement the 111,593 shares underlying the warrants issued to G-V Capital Corp., the placement agent, and its designees, 63,387 shares we issued in November 2000 to our corporate and securities counsel, 216,987 shares we issued in December 2000 to Moreton Binn, an individual, 104,000 shares we issued to two individuals as a finder's fee in connection with EDG's acquisition of ISI and an aggregate of 495,332 shares held by persons who were shareholders of EDG prior to its acquisition of ISI. Except with respect to 495,332 shares of EDG that were outstanding prior to the merger, all of these securityholders have agreed not to sell their shares without the consent of G-V Capital Corp. for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement. The holders of 495,332 shares issued prior to EDG's acquisition of ISI have agreed not to sell the shares without the consent of EDG for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement.

      In connection with EDG's acquisition of ISI, EDG and each of the former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives the former shareholders of ISI the right to have their shares of our common stock included in any registration statement we file, except for the registration statement of which this prospectus is a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

Transfer agent

      Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, acts as transfer agent for our common stock.

Anti-takeover provisions in our charter documents

      Provisions in our bylaws may have the effect of delaying or preventing a change of control or changes in our management that a shareholder might consider favorable. These provisions include, among others:

      o the right of the board to elect a director to fill a space created by the expansion of the board; and

      o     the ability of the board to alter our bylaws.

      Further, because we are incorporated in New York, we are subject to the provisions of Section 912 of the New York Business Corporation Law. These provisions prohibit some shareholders, including those owning 20% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:

      o our board of directors approves the merger or combination, or the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, prior to the date on which the significant shareholder first owned 20% or more of our outstanding voting stock;

      o no earlier than five years after the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, a majority of the shares of voting stock not owned by the significant shareholder approves the merger or combination; or

      o the holders of all of our outstanding stock not owned by the significant shareholder receive consideration for their shares that is at least equal to the greater of the highest price paid by the significant shareholder for shares during the five years preceding the announcement of the merger or combination at a time when the significant shareholder owned at least five percent of our outstanding voting stock, or the market value of the common stock on the date the transaction is announced or on the date on which the significant shareholder first owned 20% or more of an outstanding common stock, whichever is greater.

                              CHANGE IN ACCOUNTANTS

      On September 29, 2000, we dismissed Scott & Guilfoyle as our independent accountants. Our Board of Directors approved the decision to change independent accountants on September 29, 2000.

      The reports of Scott & Guilfoyle on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years, there have been no disagreements with Scott & Guilfoyle on any matter of accounting principles or practices, financial statement disclosure, financial or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Scott & Guilfoyle would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

      We engaged Lazar Levine & Felix LLP as our new independent accountants as of September 29, 2000. During the two most recent fiscal years, we have not consulted with Lazar Levine & Felix LLP regarding either (i) the application of accounting principles to a specified completed or contemplated transaction, or the type of audit opinion that might be rendered on EDG's financial statements and either written or oral advice was provided that was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a) (1) (iv) of Regulation S-B.

                                  LEGAL MATTERS

      The validity of the shares offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Davis & Gilbert LLP owns 63,387 shares of common stock.

                                     EXPERTS

      The balance sheet of EDG and subsidiary as of December 31, 2000, and the statements of operations, shareholders' equity and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Lazar Levine & Felix LLP, independent certified public accountants. They are experts in auditing and accounting and they have authorized us to include this reference to their firm in this prospectus. The balance sheet of EDG and subsidiary as of December 31, 1999, and the statements of operations, shareholders' equity and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Kurcias, Jaffe & Company LLP, independent certified public accountants. They are experts in auditing and accounting and they have authorized us to include this reference to their firm in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

      This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                        - INDEX TO FINANCIAL STATEMENTS -

                                                                         Page(s)
                                                                         -------

Consolidated Financial Statements of EDG Capital, Inc. and Subsidiary

Independent Auditors' Report - Successor Auditor                           F-2

Independent Auditors' Report - Predecessor Auditor                         F-3

Consolidated Financial Statements

      Balance Sheets as of March 31, 2001 (unaudited) and December
        31, 2000 and 1999                                                  F-4

      Statements of Operations for the Three Months Ended March
        31, 2001 and 2000 (unaudited) and the Two Years in the
        Period Ended December 31, 2000                                     F-5

      Statement of Shareholders' Equity for the Three Months Ended
        March 31, 2001 and 2000 (unaudited) and the Two Years in the
        Period Ended December 31, 2000                                     F-6

      Statements of Cash Flows for the Three Months Ended March
        31, 2001 and 2000 (unaudited) and the Two Years in the
        Period Ended December 31, 2000                                     F-7

Notes to Consolidated Financial Statements of EDG Capital, Inc.
and Subsidiary                                                             F-8

Unaudited Financial Statements of Stanley E. Order, M.D., P.C.

      Balance Sheets as of March 31, 2001 and December 31, 2000
        and 1999                                                          F-22

      Statements of Operations and Retained Earnings (Deficit) for
        the Three Months Ended March 31, 2001 and 2000 and the Years
        Ended December 31, 2000 and 1999                                  F-23

      Statements of Cash Flows for the Three Months Ended March
        31, 2001 and 2000 and the Years Ended December 31, 2000 and
        1999                                                              F-24

Notes to Unaudited Financial Statements of Stanley F. Order, M.D., P.C.   F-25

Independent Auditors' Report

To the Board of Directors and Shareholders
EDG Capital, Inc.
Garden City, New York

We have audited the accompanying consolidated balance sheet of EDG Capital, Inc. (a New York corporation) and subsidiary as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended (as restated - see Note 11). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EDG Capital, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                LAZAR LEVINE & FELIX LLP

New York, New York
March 23, 2001

KURCIAS, JAFFE & COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
EDG Capital, Inc.
Garden City, New York

                                          Independent Auditors' Report

We have audited the accompanying consolidated balance sheet of EDG Capital, Inc., (a New York corporation) and subsidiary as of December 31, 1999 (as restated - see Notes 1 and 11) and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EDG Capital, Inc. and subsidiary as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Great Neck, New York
August 11, 2000

                                                /s/ Kurcias, Jaffe & Company LLP
                                                Kurcias, Jaffe & Company LLP
                                                Certified Public Accountants

                        EDG CAPITAL, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                              - ASSETS -

                                                                               December 31
                                                       March 31,      ------------------------------
                                                         2001             2000             1999
                                                     ------------     ------------     -------------
                                                     (Unaudited)                      (as restated -
                                                   (as restated -    (as restated -     see Notes 1
                                                    see Note 11)      see Note 11)        and 11)

CURRENT ASSETS:
   Cash                                              $   516,776      $ 1,032,563      $    19,145
   Fees receivable - net of allowance for
    doubtful accounts of $715,000 and $520,000
    for 2001 and 2000, respectively (Note 3a)            259,546          181,647          435,421
   Income tax refund receivable                              984           15,258               --
   Loans and advances - net (Note 3b)                    154,411           98,495              555
   Deferred tax asset (Note 8)                            10,550           36,550               --
   Prepaid expenses and other                             92,041           94,893           25,020
                                                     -----------      -----------      -----------

TOTAL CURRENT ASSETS                                   1,034,308        1,459,406          480,141
                                                     -----------      -----------      -----------

FIXED ASSETS - NET (Note 4)                               84,980           90,209            9,697
                                                     -----------      -----------      -----------

OTHER ASSETS:
   Intangible assets - net (Note 5)                       13,160           13,386            7,393
   Security deposits and other                             2,694            2,694            2,694
   Deferred tax asset (Note 8)                           130,787          104,787               --
                                                     -----------      -----------      -----------
                                                         146,641          120,867           10,087
                                                     -----------      -----------      -----------

                                                     $ 1,265,929      $ 1,670,482      $   499,925
                                                     ===========      ===========      ===========

                               - LIABILITIES AND SHAREHOLDERS' EQUITY -
CURRENT LIABILITIES:
   Accounts payable                                  $   235,201      $    73,746      $    70,007
   Accrued expenses                                       22,351           17,541            4,134

   Deferred revenue (Note 3a)                                 --               --           72,000
                                                     -----------      -----------      -----------

TOTAL CURRENT LIABILITIES                                257,552           91,287          146,141
                                                     -----------      -----------      -----------

COMMITMENTS AND CONTINGENCIES (Notes 9, 10 and 12)

SHAREHOLDERS' EQUITY (Notes 6 and 7):
   Common stock, par value $.001;
    authorized 50,000,000 shares;
    11,052,232 shares issued and
    outstanding in 2001 and 2000 and
    8,004,014 shares issued and
    outstanding in 1999                                   11,052           11,052            8,004
   Additional paid-in capital                          2,470,507        2,470,507          322,473
   Retained earnings (accumulated deficit)            (1,473,182)        (902,364)          23,307
                                                     -----------      -----------      -----------

                                                       1,008,377        1,579,195          353,784
                                                     -----------      -----------      -----------

                                                     $ 1,265,929      $ 1,670,482      $   499,925
                                                     ===========      ===========      ===========

                             See accompanying notes.

                             EDG CAPITAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                          Years Ended
                                                                   Three Months Ended          ---------------------------------
                                                                        March 31                          December 31
                                                           ---------------------------------   ---------------------------------
                                                                 2001             2000               2000              1999
                                                           ---------------   ---------------   ---------------   ---------------
                                                             (Unaudited)       (Unaudited)     (as restated -    (as restated -
                                                            (as restated -                      see Note 11)       sees Notes
                                                            see Note 11)                                            1 and 11)
REVENUE:
   Management fees                                         $      265,999    $      279,707    $      884,249    $    1,148,966
   License fees                                                    23,700            21,600           129,500            76,800
                                                           --------------    --------------    --------------    --------------
                                                                  289,699           301,307         1,013,749         1,225,766
                                                           --------------    --------------    --------------    --------------

COSTS AND EXPENSES:
   Costs of revenues                                              144,046            82,404           418,947           493,409
   Research and development                                       265,638           189,745           791,336           611,190
   General and administrative expenses                            466,860            48,445           891,232           166,872
   Interest expense                                                    --                --             3,030                --
   Interest and other income                                      (16,027)           (1,136)          (24,518)          (19,646)
                                                           --------------    --------------    --------------    --------------
                                                                  860,517           319,458         2,080,027         1,251,825
                                                           --------------    --------------    --------------    --------------

INCOME (LOSS) BEFORE PROVISION (CREDIT) FOR INCOME TAXES         (570,818)          (18,151)       (1,066,278)          (26,059)

   Provision (credit) for income taxes (Note 8)                        --                --          (140,607)           10,096
                                                           --------------    --------------    --------------    --------------

NET INCOME (LOSS)                                          $     (570,818)   $      (18,151)   $     (925,671)   $      (36,155)
                                                           ==============    ==============    ==============    ==============

EARNINGS (LOSS) PER COMMON SHARE:

     Basic and fully diluted                               $         (.05)   $           --    $         (.11)   $          .00
                                                           ==============    ==============    ==============    ==============

WEIGHTED AVERAGE SHARES OUTSTANDING                            11,052,232         7,440,005         8,451,616         7,440,005
                                                           ==============    ==============    ==============    ==============

                             See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                              Total
                                                             Common       Additional      Accumulated     Shareholders'
                                                Shares        Stock     Paid-In Capital     Deficit          Equity
                                              ---------   ------------  ---------------   ------------   --------------
Balance at December 31, 1998, as restated     8,004,014   $     8,004   $       322,473   $    59,462    $     389,939

Net income for the year
(as restated - see Notes 1 and 11)                   --            --                --       (36,155)         (36,155)
                                             ----------   -----------   ---------------   -----------    -------------

Balance at December 31, 1999                  8,004,014         8,004           322,473        23,307          353,784

Shares issued in private placements           2,880,831         2,881         2,013,204            --        2,016,085

Compensatory shares                             167,387           167           134,830            --          134,997

Net loss for the year
(as restated - see Note 11)                          --            --                --      (925,671)        (925,671)
                                             ----------   -----------   ---------------   -----------    -------------

Balance at December 31, 2000                 11,052,232        11,052         2,470,507      (902,364)       1,579,195

Net loss (unaudited), as restated                    --            --                --      (570,818)        (570,818)
                                             ----------   -----------   ---------------   -----------    -------------

Balance at March 31, 2001 (unaudited)        11,052,232   $    11,052   $     2,470,507   $(1,473,182)   $   1,008,377
                                             ==========   ===========   ===============   ===========    =============

                             See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Three Months Ended                     Years Ended
                                                                            March 31                          December 31
                                                               ---------------------------------   ---------------------------------
                                                                     2001             2000               2000              1999
                                                               ---------------   ---------------   ---------------   ---------------
                                                                 (Unaudited)       (Unaudited)     (as restated -    (as restated -
                                                                (as restated -                      see Note 11)       sees Notes
                                                                see Note 11)                                            1 and 11)

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                        $     (570,818)   $      (18,151)   $     (925,671)   $      (36,155)
      Adjustments to reconcile net income (loss) to net cash
       flows from operating activities:
         Depreciation and amortization                                  5,768             1,682            13,984            16,456
         Allowance for doubtful accounts                              205,000                --           570,000                --
         Compensatory shares                                               --                --           134,997                --
         Deferred taxes                                                    --                --          (141,337)               --
      Changes in operating assets and liabilities:
         Fees receivable                                             (272,899)          (63,834)         (266,226)           56,184
         Prepaid expenses and other                                    17,126            (1,443)          (85,131)          (42,196)
         Accounts payable                                             161,455            36,447             3,739           (33,370)
         Accrued expenses                                               4,810            16,096            13,407               (43)
         Deferred revenue                                                  --                --           (72,000)           72,000
                                                               --------------    --------------    --------------    --------------
         Net cash (used) provided by operating activities            (449,558)          (29,203)         (754,238)           32,876
                                                               --------------    --------------    --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Capital expenditures                                            (313)           (6,470)          (93,940)          (11,715)
         Loans and advances                                           (65,916)               --          (147,940)               --
         Patent costs                                                      --            (2,202)           (6,549)           (7,654)
                                                               --------------    --------------    --------------    --------------
         Net cash (used) by investing activities                      (66,229)           (8,672)         (248,429)          (19,369)
                                                               --------------    --------------    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Loans from shareholders                                           --            64,738                --                --
         Net proceeds from sale of common shares                           --                --         2,016,085                --
                                                               --------------    --------------    --------------    --------------
         Net cash provided by financing activities                         --            64,738         2,016,085                --
                                                               --------------    --------------    --------------    --------------

NET INCREASE IN CASH                                                 (515,787)           26,863         1,013,418            13,507

CASH, BEGINNING OF PERIOD                                           1,032,563            15,519            19,145             5,638
                                                               --------------    --------------    --------------    --------------

CASH, END OF PERIOD                                            $      516,776    $       42,382    $    1,032,563    $       19,145
                                                               ==============    ==============    ==============    ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
         Interest paid                                         $           --    $           --    $        3,030    $           --
         Income taxes paid                                     $          237    $           --    $        3,901    $       26,079

                             See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS:

            EDG Capital, Inc., (the Company) was incorporated in the State of New York on August 13, 1990; and was considered a development stage company until September 2000. On September 13, 2000, the Company merged with Isotope Solutions, Inc., ("ISI") a New York Corporation formerly known as Molecular Radiation Management, Inc. Subject to shareholder approval, the Company intends to amend its certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

            The acquisition was effected pursuant to an Agreement and Plan of Merger (the "Agreement"), dated September 8, 2000, by and among the Company, MRM Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and ISI. On September 13, 2000, Merger Sub was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG.

            Pursuant to the Agreement, all of ISI's outstanding common stock, excluding its treasury stock which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of the Company's common stock. Simultaneously with the closing of the Acquisition, the Company effected (a) a 2.57315 for one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and
            (b) raised gross proceeds of $2,100,000 from a private placement to accredited investors, of 2,603,844 shares of common stock at a price of $.8065 per share.

            The merger was accounted for and retroactively restated as a recapitalization rather than a business combination and accordingly, no goodwill has been recognized in this transaction. Historical information presented herein, for periods prior to the merger, have been restated to reflect only the operations of ISI, the operating company and the new reporting entity. The Company has also adopted the fiscal year end of ISI which is December 31. EDG Capital, Inc., the former reporting company, had no operation prior to the recapitalization.

            ISI is a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of its revenues are still derived from our medical group management operations, today ISI is focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. With the help of the medical groups it manages ISI is developing two anti-cancer nuclear pharmaceutical technologies for which is owns the U.S. patent rights: radioactive cisplatin (195M cisplatin), a radioactive variation of a commonly used chemotherapy drug, and colloidal P32 macro-aggregated albumin (MAA), a nuclear-isotope use and delivery system. Pursuant to long-term contracts with these unrelated medical groups ("Practice Management Services Agreements"), ISI provides them with business, financial and marketing support while they conduct research and treat patients using ISI's technologies and traditional cancer treatment techniques. ISI charges the medical groups administrative fees for its services and license fees for the use of its nuclear pharmaceutical technologies in their practices. ISI owns all right, title and interest to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      (a)   Principles of Consolidation:

            The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Isotope Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

            The Practice Management Services Agreements (the "Agreements") entered into by ISI and the medical groups it manages are typically for a 30-year term and can be terminated by ISI for cause. ISI provides a comprehensive range of non-medical services but does not have the authority over (i) the medical groups' scope of services provided; (ii) patient acceptance policies; (iii) approval of operating and capital budgets and (iv) decisions relating to the compensation of the groups' licensed medical professionals and the selection and hiring of such professionals.

            Accordingly, under the guidance of Emerging Issues Task Force 97-2 (EITF 97-2), the Company does not consolidate the financial statements of the medical groups with its own since under the terms of the Agreements, ISI did not and will not obtain a controlling financial interest in such groups.

      (b)   Estimates and Assumptions:

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)   Financial Instruments:

            The carrying amount of the Company's financial instruments, which include cash equivalents, fees receivable, loans and advances and accounts payable, approximates their fair value at December 31, 2000 and 1999.

      (d)   Concentration of Credit Risk:

            Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and fees receivable. The Company, from time to time, maintains cash balances which exceed the federal depository insurance coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. With respect to fees receivable, the Company limits its credit risk by performing ongoing credit evaluations and, has a security interest in the accounts receivable of the medical groups it manages. See also Note 3.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (e)   Cash and Cash Equivalents:

            The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      (f)   Fixed Assets and Depreciation:

            Fixed assets are recorded at cost. Depreciation of the Company's fixed assets is computed using the straight-line and modified accelerated method. Amortization of leasehold improvements is provided using the straight-line method over the term of the related lease or the life of the respective asset, whichever is shorter. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income.

            The average estimated useful lives are as follows:

                                                          Years
                                                          -----
                  Computer and telephone equipment        5 - 7
                  Medical equipment                           5
                  Furniture and fixtures                      7

      (g)   Intangible Assets:

            Intangible assets are comprised of patents and intellectual property. All intangible property is amortized by the straight line method, over their remaining useful lives, ranging from 9 to 19 years. Intangibles are periodically reviewed to assess recoverability from future operations using undiscounted cash flows in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

      (h)   Stock-Based Compensation:

            The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations because the Company believes the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (i)   Income Taxes:

            The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

      (j)   Revenue Recognition:

            The Company has entered into various signed agreements to provide full business support to various un-related medical groups (See Note
            1). The services the Company is to provide include, but are not limited to, treatment and laboratory space, furnishings and equipment, medical supplies and medicines, clerical and other non-medical services and staff, managerial and administrative services, consulting, and billing and collection. Revenues, which are based on agreed upon fees, generated from such services are recognized as such services are provided. In addition, the Company also licenses several patents to these medical groups for treating solid tumor cancer for which a monthly license fee is charged.

            The Company charges the medical groups license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fee covers consulting, billing and collection services and medical supplies. The monthly management fee covers treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The billing and collection services portion of the weekly management fee is based upon a percentage of the medical group's billings. The consulting and medical supplies portions of the weekly management fee are each equal to the Company's actual costs plus a percentage of such costs as a markup.

            The agreements entered into with the medical groups do not provide for relief against amounts owed to the Company. Management fees owed are based on the original amounts billed, whether or not the medical groups experience write-offs of uncollectible amounts from their patients and/or their patients' insurance carriers. However, the Company provides for an allowance against fees receivable to reflect the medical groups' ability to pay (i.e. cash generated by the medical groups upon collection of patient receivables). The Company has evaluated the patient receivables of each individual practice group and, based on this analysis, has determined that an allowance of $520,000 in the aggregate is required at December 31, 2000 ($715,000 as of March 31, 2001).

            In addition, the Company also licenses several patents to these medical groups for treating solid tumor cancer for which a monthly license fee is charged.

            (See Note 2n below).

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (k)   Marketing and Business Promotion:

            The Company expenses all marketing and business promotion expenditures as incurred. The Company incurred $64,778 and $67,748 in marketing and business promotion costs during 2000 and 1999, respectively. Marketing and business promotion costs for the three-month periods ended March 31, 2001 and 2000 aggregated $56,530 and $16,913, respectively.

      (l)   Research and Development Expenses:

            Research and development costs are charged to expense when incurred and aggregated $791,336 and $611,190 for 2000 and 1999, respectively. Expenses directly related to research and development activities include the purchase of nuclear products (isotopes) and consulting fees incurred in the development of the Company's technologies. The Company also allocates certain overhead costs to research and development such as: (a) officers' salaries based on administrative time spent towards such activities; (b) rent based on space deemed utilized for such purposes and (c) transportation costs for patients participating in clinical trials. Research and development costs for the three-month periods ended March 31, 2001 and 2000 aggregated $265,638 and $189,745, respectively.

      (m)   Earnings (Loss) per Common Share:

            Earnings per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding.

      (n)   New Accounting Standards:

            Accounting standards adopted during 1999 include SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." To date, the adoption of these standards had no effect on the Company's consolidated results of operations, financial position, or cash flows.

            SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which is defined as all changes in shareholders' equity during a period except those resulting from investments by and distributions to shareholders. The standard requires reporting certain transactions that result in a change in shareholders' equity to be included in other comprehensive income and displayed as a separate component in the consolidated statement of shareholders' equity.

            SFAS No. 131 establishes new standards for determining operating segments and disclosure requirements for those segments, products, geographic areas, and major customers.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (n)   New Accounting Standards (Continued):

            The Company also adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs related to developing or obtaining internal use software should be capitalized. The adoption of this standard did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

            In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." (SAB No. 101). SAB

            No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, SAB Nos. 101A and 101B were issued delaying the implementation of SAB No. 101 to the fourth quarter of 2000. The SAB requires companies to report any changes in revenue recognition as a cumulative change in accounting principles at the time of implementation in accordance with Accounting Principles Board ("APB") Opinion 20, "Accounting Changes". The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

            In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

            SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises the disclosure requirements related to pension and other postretirement benefits. The new standard does not change the measurement or accounting recognition for such plans. The Company does not currently provide any such benefits.

            New accounting standards issued include SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2001. The Company has not determined the effect of this new standard; however, due to the Company's limited use of derivatives, the impact is not expected to be material.

      (o)   Reclassifications:

            Certain items on the financial statements for the 1999 year have been reclassified to conform to the current year's presentation.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 3 - FEES RECEIVABLE/LOANS AND ADVANCES:

      (a)   Fees Receivable:

            As of December 31, 2000 and March 31, 2001, fees receivable consisted of management fees and license fees due from three medical groups managed by the Company. As of December 31, 1999, fees receivable were due from one group which was the Company's only client during that year.

      (b)   Loans and Advances:

            The Company periodically makes working capital advances to the three medical groups it currently manages. Such advances bear interest at an annual rate of 8%. Interest earned for 2000 aggregated $1,680 and is included in the balance receivable (net) as of December 31, 2000 of $98,495. Loans and advances (net) of $154,411 as of March 31, 2001 includes interest earned for the three-month period then ended of $3,496.

            Repayments made by the three medical groups are first applied to reduce the working capital advances and then to fees receivable.

            As of December 31, 2000, the Company has recorded an allowance of $50,000 ($60,000 as of March 31, 2001) against the working capital advances made to one practice group, where collection of the entire balance owed seems doubtful.

NOTE 4 - FIXED ASSETS:

            Fixed assets consisted of the following as of March 31, 2001 and December 31, 2000 and 1999.

                                               March 31,      December 31,
                                               --------   -------------------
                                                 2001       2000       1999
                                               --------   --------   --------
            Computer and telephone equipment   $ 85,996   $ 85,683   $ 55,161
            Medical equipment                     5,229      5,229         --
            Furniture and fixtures               21,052     21,052     12,685
            Leasehold improvements               49,822     49,822         --
                                               --------   --------   --------
                                                162,099    161,786     67,846
            Less: accumulated depreciation
            and amortization                     77,119     71,577     58,149
                                               --------   --------   --------
                                               $ 84,980   $ 90,209   $  9,697
                                               ========   ========   ========

            Depreciation and amortization amounted to $13,428 and $16,195 for 2000 and 1999, respectively. Depreciation and amortization expense for the three-month periods ended March 31, 2001 and 2000 aggregated $5,542 and $1,543, respectively.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 5 - INTANGIBLE ASSETS - PATENTS:

            The Company owns all rights to three patents developed by a principal physician of one of the managed medical groups, which were assigned to ISI at a nominal cost of $1.00 each. The physician assigned the patents to ISI because ISI agreed to help him establish a practice and to provide the space, supplies, equipment and working capital advances, pursuant to the management/license agreement, to enable him to do so. Fees associated with establishing, filing and re-registering these patents have been capitalized and are being amortized over their remaining useful lives ranging from 9 to 19 years. Amortization for the years ended 2000 and 1999 aggregated $556 and $261, respectively. Amortization expense for the three month periods ended March 31, 2001 and 2000 aggregated $226 and $139, respectively.

NOTE 6 - SHAREHOLDERS' EQUITY:

            The Company's authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share.

            As discussed in Note 1, the Company issued an aggregate of 7,440,005 shares of its common stock to the former shareholders of ISI in exchange for their shares of ISI's capital stock, in a merger transaction accounted for retroactively as a recapitalization. Simultaneously with this recapitalization, the Company effected a 2.57315-for-one stock split in the form of a stock dividend.

            All share and per share amounts have been restated to reflect the stock split and recapitalization for all periods presented.

            In May 2000, the Company issued 154,389 shares of its common stock for net proceeds of $15,000 in a private placement.

            In September 2000, the Company completed the sale of 2,603,845 (post-split) shares of its common stock at a per share price of $.8065, realizing net proceeds of $1,826,085. The Company also issued 104,000 shares of its common stock to two finders of the acquisition (see Note 1) which shares were valued in the aggregate at $83,876.

            In November 2000, the Company issued 63,387 shares of common stock in lieu of payment of legal fees aggregating $51,121.

            In December 2000, the Company completed the sale of 216,987 shares of its common stock in a private offering and realized net proceeds of $175,000.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 7 - STOCK OPTION PLAN:

            In September 2000, the Company adopted the EDG Capital, Inc. 2000 Long-Term Incentive Plan (the "Plan") which is subject to shareholder approval. The Plan, which expires on December 31, 2010, authorizes the grant of individual incentive stock options or non-qualified options to purchase shares of the Company's common stock. The maximum number of shares that may be issued under the Plan is 1,247,983. As of December 31, 2000, the Company had issued options to purchase an aggregate of 673,000 shares of common stock under the Plan.

            Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000; risk-free interest rate of 6.02%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .13, and a weighted-average expected life of the option of 2 1/2 years.

            The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

            For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                   Three Months      Year Ended
                                                  Ended March 31,   December 31,
                                                        2001            2000
                                                  ---------------   ------------
            Pro forma net income                   $  (597,193)     $  (978,171)
            Pro forma earnings per common share:
               Basic                                      (.05)            (.12)
               Diluted                                    (.05)            (.12)

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 7 - STOCK OPTION PLAN (Continued):

            A summary of the Company's stock option activity, and related information for the year ended December 31 follows:

                                                                  2000
                                                          ----------------------
                                                                      Weighted-
                                                                       Average
                                                          Options     Exercise
                                                           (000)        Price
                                                          -------     ----------

            Outstanding at the beginning of the year           --      $   --
            Granted                                       673,000       .8065
            Exercised                                          --          --
                                                          -------
            Outstanding at the end of the year            673,000       .8065
                                                          =======
            Exercisable at the end of the year                 --
                                                          =======

            Weighted-average fair value of options
              granted during the year                     $   .52
                                                          =======

            The weighted-average remaining contractual life of these options is 3 years.

NOTE 8 - INCOME TAXES:

            The provision for income taxes is composed of the following:

                       Three Month Ended March 31,      Year Ended December 31,
                       ---------------------------     -------------------------
                          2001             2000           2000            1999
                       ----------      -----------     ---------       ---------
            Current:
              Federal    $     --      $      --       $      --       $   5,796
              State            --             --              --           4,300
            Deferred:
              Federal          --             --        (110,236)             --
              State            --             --         (30,371)             --
                         --------      ---------       ---------       ---------
                         $     --      $      --       $(140,607)      $  10,096
                         ========      =========       =========       =========

            At December 31, 2000, the Company has net operating loss carryforwards (NOLs) of $568,000 (approximately $950,000 at March 31, 2001) for income tax purposes that expire in years beginning 2020 and accordingly has a deferred tax asset of $246,337. Realization of the asset is dependent on generating sufficient taxable income in future periods to utilize the NOL. Management believes that it is more likely than not that a portion of the deferred tax asset will be realized and has therefore only established a valuation allowance of $105,000, as of December 31, 2000.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 8 - INCOME TAXES (Continued):

            The components of deferred income taxes are as follows:

                                              March 31,        December 31,
                                                 2001         2000      1999
                                              ----------   ----------   ----
            Net operating loss carryforward   $ 381,337    $ 246,337    $ --
            Less: valuation allowance          (240,000)    (105,000)     --
                                              ---------    ---------    ----
                                              $ 141,337    $ 141,337    $ --
                                              =========    =========    ====

            The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to income before cumulative effect of accounting changes is:

                                  Three Months Ended
                                        March 31,        Year Ended December 31,
                                     2001     2000           2000       1999
                                    ------   ------        --------   -------
      Tax at U.S. statutory rates       --       --        (34.00)%    34.00%
      State income taxes net
        of federal tax benefit          --       --         (5.91)      6.18
      Other - net                       --       --         15.17     (18.20)
                                    ------   ------        ------     ------
                                        --       --         24.74%     21.98%
                                    ======   ======        ======     ======

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

      (a)   Office Lease:

            In September 2000, the Company entered into a lease for office space which lease expires on April 30, 2003. This lease provides for an annual rent of $56,100.

      (b)   License Fee:

            The Company pays a monthly licensing fee of $25,000 to an unrelated entity for the use of its equipment, office space and technical support staff. This fee is subject to annual review.

      (c)   Employment Agreements:

            Effective September 8, 2000, the Company entered into an employment agreement with its President/Chief Executive Officer. This agreement, which expires on September 7, 2003, includes provisions for automatic extensions, causes for terminations and non-compete provisions. The agreement provides for an annual salary of $200,000, performance bonuses as determined by the board of directors, the grant of options to purchase 175,000 shares of the Company's common stock and certain other perquisites and benefits.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued):

            Effective September 8, 2000, the Company also entered into an employment agreement with its Vice President/Chief Operating Officer. This agreement, which expires on September 7, 2003, includes provisions for automatic extensions, causes for termination and non-compete provisions.

            The agreement provides for an annual salary of $125,000, performance bonuses as determined by the board of directors, the grant of options to purchase 100,000 shares of the Company's common stock and certain other perquisites and benefits.

      (d)   Government Regulations:

            The Company is subject to significant governmental regulations since in the United States the Food and Drug Administration ("FDA") must approve a pharmaceutical product before it can be sold. Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources.

NOTE 10 - ECONOMIC DEPENDENCY:

            The Company, for 2000 and 1999, purchased raw materials for its nuclear pharmaceuticals primarily from two suppliers. Purchases for 2000 and 1999 approximated $118,130 and $19,745, respectively.

NOTE 11 - RESTATEMENTS:

            The Company has further reviewed the collectibility of its accounts receivable and loans and advances receivable and has determined that an increase in the allowance for doubtful accounts of $520,000 and $50,000, respectively, was necessary as of December 31, 2000 ($715,000 and $60,000, respectively, as of March 31, 2001). The Company also determined that revenues recognized during 1999 aggregating $72,000 pertained to the 2000 year. Accordingly, the Company has restated its 2000 and 1999 financial statements to reflect the increased allowance for doubtful accounts and the recognition of the revenues deferred as of December 31, 1999.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

            The following tables present the impact of the restatements:

                                               As Previously   ------------
                                                  Reported      As Restated
                                               -------------   ------------
            Year Ended December 31, 2000:
            Balance Sheet:
             Accounts receivable - net          $   701,647    $   181,647
             Loans and advances - net               148,495         98,495
             Accumulated deficit                   (332,364)      (902,364)

                                               As Previously   ------------
                                                  Reported      As Restated
                                               -------------   ------------
            Year Ended December 31, 2000:
            Statement of Operations:
             License fee revenues               $    57,500    $   129,500
             Costs and expenses                   1,510,027      2,080,027
             Net loss                              (427,671)      (925,671)
             Basic and diluted loss per share   $      (.05)   $      (.11)

            Year Ended December 31, 1999:
            Balance Sheet:
             Deferred revenues                  $        --    $    72,000

            Statement of Operations:
             License fee revenues                   148,800         76,800
             Net income (loss)                       35,845        (36,155)

NOTE 12 - SUBSEQUENT EVENTS:

            In May 2001, the Company was advised by Dr. Stanley E. Order that Associates in Radiation Oncology, P.A. had contacted him by letter dated April 30, 2001 and claimed that it was entitled to 50% of all royalties or fees obtained by Dr. Order from patent No. 5,538,726 (see Note 5). Associates in Radiation Oncology's claim is apparently based on an agreement between Dr. Order and Cooper Hospital/University Medical Center dated June 5, 1991, pursuant to which Dr. Order became a clinical professor of radiology at the Robert Wood Johnson Medical School and a member of Associates in Radiation Oncology. Dr. Order left the medical school and ended his relationship with Associates in Radiation Oncology in December 1997, when he formed Stanley E. Order, M.D., P.C., d/b/a/ Center for Molecular Medicine, a medical practice group managed by the Company. The agreement between Dr. Order and Cooper Hospital/University Medical Center provided that in the event that research was carried out with any corporate entity on a royalty or percentage return basis,

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information as of March 31, 2001 and for the Three Months
                   Ended March 31, 2001 and 2000 is Unaudited)

NOTE 12 - SUBSEQUENT EVENTS (Continued):

            Dr. Order would receive 50% of the income, 25% would be "returned" to a certain Radiation Research Fund, which is now defunct, and 25% would be "returned" to Associates in Radiation Oncology. The agreement also provided that in the event Dr. Order severed his relationship with Associates in Radiation Oncology, his percentage payment of any royalty payments or fees would continue. The agreement did not address the ownership or use of any patents or technology and was silent regarding assignment of any patents or technology. Associates in Radiation Oncology claims that the fees for obtaining the patent were paid by Associates in Radiation Oncology with the presumption of return based on future earnings.

            At present, the Company is not aware that any litigation has been commenced in this matter and believes that Associates in Radiation Oncology's claim is without merit. The Company and Dr. Order believe that they have meritorious defenses to this claim and intend to defend against this claim vigorously.

                          STANLEY E. ORDER, M.D., P.C.
                                 BALANCE SHEETS
                                   (UNAUDITED)

                                                                    December 31
                                                              ------------------------
                                            March 31, 2001       2000           1999
                                            --------------    ---------      ---------
ASSETS
Current Assets:
 Cash                                          $   4,611      $  17,628      $  13,706
 Prepaid licensing fees                               --             --         72,000
 Accounts receivable, net                        228,495        182,654        400,512
 Other current assets                             48,565         65,705         31,396
                                               ---------------------------------------

Current Assets / Total Assets                  $ 281,671      $ 265,987      $ 517,614
                                               =======================================

LIABILITIES AND STOCKHOLDER'S (DEFICIENCY)
EQUITY
Current Liabilities:
 Accounts payable                              $  41,456      $  61,460      $  33,497
 Management/licensing fee payable - I.S.I        710,941        486,677        435,421
 Other current liabilities                         1,843            529            582
                                               ---------------------------------------

Current Liabilities                              754,240        548,666        469,500
                                               ---------------------------------------

Long - Term Liabilities:
 Working capital advances - I.S.I                 96,972         55,169             --
 Other long - term liabilities                        --          8,360             --
                                               ---------------------------------------

Total Long - Term Liabilities                         --         63,529             --
                                               ---------------------------------------

Total Liabilities                                851,212        612,195        469,500
                                               ---------------------------------------

Stockholder's (Deficiency) Equity:
 Common stock                                        100            100            100
 (Deficit) Retained earnings                    (569,641)      (346,308)        48,014
                                               ---------------------------------------

Stockholder's (Deficiency) Equity               (569,541)      (346,208)        48,014
                                               ---------------------------------------

Total Liabilities and Stockholder's
(Deficiency) Equity                            $ 281,671      $ 265,987      $ 517,614
                                               =======================================

                          STANLEY E. ORDER, M.D., P.C.
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                                   (UNAUDITED)

                                                      Three Months Ended                   Years Ended
                                                           March 31                        December 31
                                                -----------------------------     -----------------------------
                                                    2001             2000             2000             1999
                                                ------------     ------------     ------------     ------------

Fee revenue                                     $   173,107      $   477,487      $   945,037      $ 1,980,725
                                                --------------------------------------------------------------

Operating expenses:

Doctors' compensation                               107,500          107,500          430,000          550,000
Management/licensing fee - I.S.I.                   224,264          301,185          794,444        1,225,766
Insurance                                            18,771           10,471           48,191           46,276
Other operating expenses                             45,836           29,665           66,444           87,159
                                                --------------------------------------------------------------

Total Operating Expenses                            396,371          448,821        1,339,079        1,909,201
                                                --------------------------------------------------------------

Operating (Loss) Income                            (223,264)          28,666         (394,042)          71,524

Provision for state income taxes                        (70)             (96)            (280)            (380)
                                                --------------------------------------------------------------

Net (Loss) Income                                  (223,334)          28,570         (394,322)          71,144

Retained earnings (Deficit) -
Beginning of period                                (346,307)          48,014           48,014          (23,130)
                                                --------------------------------------------------------------

(Deficit) Retained earnings - End of period     $  (569,641)     $    76,584      $  (346,308)     $    48,014
                                                ==============================================================

                              STANLEY E. ORDER, M.D., P.C.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                            Three Months Ended               Years Ended
                                                                 March 31                    December 31
                                                        -------------------------     -------------------------
                                                           2001           2000           2000           1999
                                                        ----------     ----------     ----------     ----------
Cash flows provided (used) by operating activities:
Net (loss) income                                       $(223,334)     $  28,570      $(394,322)     $  71,144
                                                        ------------------------------------------------------
Adjustments to reconcile net (loss) income
to net cash (used) provided by
operating activities: (Increase) decrease in:
   Accounts receivable                                    (45,841)       (89,415)       217,858         16,875
   Prepaid licensing fee                                       --         18,000         72,000        (72,000)
   Other current assets                                    17,140          8,191        (34,309)        (2,735)
Increase (decrease) in:
   Accounts payable                                       (20,004)       (11,743)        27,963         10,054
   Management/licensing fee payable - I.S.I               224,264         47,935         51,256        (56,184)
   Other current liabilities                                1,315          1,029            (53)          (223)
   Other long - term liabilities                           (8,360)            --          8,360             --
                                                        ------------------------------------------------------

Total adjustments                                         168,514        (26,003)       343,075       (104,213)
                                                        ------------------------------------------------------

Cash flows (used) provided by operating activities        (54,820)         2,567        (51,247)       (33,069)
                                                        ------------------------------------------------------

Cash flows provided by financing activities:
Proceeds from working capital advances                     56,803             --         55,169             --
Repayments of working capital advances                    (15,000)            --             --             --
Proceeds from the issuance of common stock                     --             --             --            100
                                                        ------------------------------------------------------

Cash flows provided by financing activities                41,803             --         55,169            100
                                                        ------------------------------------------------------

Net increase (decrease) in cash and equivalents           (13,017)         2,567          3,922        (32,969)

Cash and equivalents - Beginning of period                 17,628         13,706         13,706         46,675
                                                        ------------------------------------------------------

Cash and equivalents - End of period                    $   4,611      $  16,273      $  17,628      $  13,706
                                                        ======================================================

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest expense                                        $   1,304      $     481      $   1,281      $     803
Income taxes                                            $     155      $     191      $     380      $     380

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - DESCRIPTION OF BUSINESS

            Stanley E. Order, M.D., P.C., doing business as the Center for Molecular Medicine ("the Company"), was incorporated in New York on May 8, 1997. The Company specializes in radiation oncology research and treatment. Radiation oncology is the treatment of tumors through radiation. The Company employs two physicians, Stanley E. Order, M.D., Sc.D, F.A.C.R. and Wayne S. Court, Ph.D., M.D. From the time of its incorporation through December 1, 1997, the Company had no operations. The Company commenced operations in December 1997, when it entered into an exclusive, full service, thirty year management/licensing agreement ("the agreement") with Isotope Solutions, Inc. ("ISI") formerly known as Molecular Radiation Management Inc. (Reference is made to the note regarding the management/licensing agreement with ISI).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

            Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Fair value of financial instruments

            Statement of Financial Accounting Standards No. 107 Disclosures about Fair Value of Financial Instruments (FAS 107) requires disclosure of the estimated fair values of financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in a forced liquidation. The carrying amount of the Company's financial instruments, which include cash, accounts receivable, accounts payable, management fees payable and working capital advances payable, approximates their fair value as of March 31, 2001 and December 31, 2000 and 1999.

            Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgement regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            Concentration of credit risk

            The Company maintains a bank account at a high quality bank. At various times during the year, the Company's cash in bank balances may exceed the federally insured limits of $100,000. The Company has not incurred any losses on this account. Management believes it is not exposed to any significant credit risk regarding the bank account.

            Cash and cash equivalents

            The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

            Allowance for doubtful accounts

            The Company based the allowance for doubtful accounts on five percent (5%) of uncollected receivables as of March 31, 2001 and December 31, 2000 and 1999. Management believes that this is a reasonable estimate of doubtful accounts.

            Income taxes

            The Company has available at March 31, 2001, unused operating loss carryforwards of $324,340 that may be applied against future taxable income. This unused operating loss carryforward will expire in the years 2018 through 2020, with the majority of the loss carryforward expiring in the year 2020. The Company has not recorded a deferred tax asset since utilization of such a deferred tax asset is dependent on future taxable profits and it is unknown at the present time when future taxable profits will be realized.

            The components of the provision for Federal and state income taxes for the three-months ended March 31, 2001 and 2000 and the year ended December 31, 2000 and 1999, are as follows:

                                      Three Months Ended          Years Ended
                                           March 31               December 31
                                      ------------------       ----------------
                                      2000          1999        2000        1999
                                      ----          ----        ----        ----
            Federal income taxes      $ --          $ --        $ --        $ --
            State income taxes          70            96         280         380
                                      ----          ----        ----        ----
            Total                     $ 70          $ 96        $280        $380

            State income taxes are comprised of minimum New York State income taxes for which the Company is subject to.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            Revenue recognition

            The Company earns fees from evaluating and treating cancer patients. Revenues generated from such services are recognized as such services are provided.

            New accounting standards

            Accounting standards adopted during 1999 include SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131: Disclosures about Segments of an Enterprise and Related Information." To date, the adoption of these standards has had no effect on the Company's results of operations, financial position, or cash flows.

            SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which is defined as all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. The standard requires reporting certain transactions that result in a change in stockholders' equity to be included in other comprehensive income and displayed as a separate component in the statement of stockholders' equity.

            SFAS No. 131 establishes new standards for determining operating segments and disclosure requirements for those segments, products, geographic areas, and major customers.

            In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

            SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises the disclosure requirements related to pension and other postretirement benefits. The new standard does not change the measurement or accounting recognition for such plans. The Company does not currently provide any such benefits.

            New accounting standards issued include SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2001. The Company has not determined the effect of this new standard, however, due to the Company's limited use of derivatives, the impact is not expected to be material.

NOTE 3 - COMITTMENTS AND CONTINGENCIES

            Management/licensing agreement - Isotope Solutions, Inc.

            On December 1, 1997, the Company entered into an exclusive, full service thirty-year management/licensing agreement with Isotope Solutions, Inc. ("ISI"), expiring on November 30, 2027. Pursuant to the agreement, ISI provides the Company with a fully equipped and furnished research laboratory and treatment space and all necessary supplies, including the components of nuclear pharmaceuticals. ISI also provides the Company with all clerical personnel and other non-medical personnel sufficient to manage the Company's practice and research activities. Under the agreement, ISI also licenses to the Company the methods for treating solid tumor cancers covered by ISI patents. In addition, ISI also provides the group with a range of consulting and practice management services, including billing and collection.

            Per the agreement, the Company is obligated to continue its research relating to ISI's nuclear pharmaceuticals technologies and ISI owns all right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the Company's research.

            The management/license agreement provides that the Company will pay license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fee covers consulting, billing and collection services and medical supplies. The monthly management fee covers treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The billing and collection services portion of the weekly management fee is based upon a percentage of the medical group's billings. The consulting and medical supplies portions of the weekly management fee are each equal to ISI's actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. Fees under the agreement totaled $224,264 and $301,185 for the three months ended March 31, 2001 and 2000 and $794,444 and $1,225,766 for the years ended December 31, 2000 and 1999, respectively. The fees include $15,000 and $18,000 of license fees for the three months ended March 31, 2001 and 2000 and $72,000 and $76,800 of license fees for the years ended December 31, 2000 and 1999, respectively.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3 - COMITTMENTS AND CONTINGENCIES (Continued)

            Pursuant to the agreement, ISI maintains a security interest in all of the Company's accounts receivable.

            Either party due to a non-compliance of terms may terminate the agreement under the agreement. However, the agreement contains certain non-competition and restrictive covenants against the Company, if the agreement is terminated, regardless of any reason.

            The agreement also allows ISI to purchase the Company for $100 if it should ever become lawful for ISI to acquire and operate the Company.

            The agreement also outlines terms for any working capital advances made to the Company. (Reference is made to the note regarding working capital advances).

            Stanley E. Order, M.D. - physician's employment contract

            On January 1, 1998, the P.C. entered into a three year employment agreement, expiring on December 31, 2000, with its sole stockholder and president, Stanley E. Order, M.D. This agreement was amended and modified on January 1, 2000, and expires on December 31, 2003.

            The original agreement provided for an annual salary of $300,000 to be paid to Dr. Order. Subsequently, beginning January 1, 2000, the agreement was modified to an annual salary of $180,000 based on a three-day work week. Dr. Order had been working four days a week through December 31, 1999. In addition, Dr. Order received a $100,000 signing bonus. Moreover, per the agreement, the P.C. is to maintain, for the benefit of Dr. Order, medical malpractice insurance coverage under primary and excess policies with respect to all patients seen on behalf of the practice, with coverage of at least $1 million per event and $3 million in the aggregate. Present coverage is $5 million per event and $7 million in the aggregate. Other compensation that the P.C. is to provide to Dr. Order, under the agreement, includes various employee benefits.

            In exchange for the above compensation package, Dr. Order is to conduct research in the field of oncological radiology and to care for and treat patients of the practice. Dr. Order is to work on a full time basis of three days per week.

            The agreement also contains certain covenants for Dr. Order not to compete for a period of one year to be applied after either the expiration or termination of the agreement. In addition, this contract may be terminated by either party, prior to its expiration, for reasonable cause such as the loss of the physician's license by Dr. Order.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3 - COMITTMENTS AND CONTINGENCIES (Continued)

            Wayne S. Court, M.D. - physician's employment contract

            On July 15, 1998, the P.C. entered into a one-year employment agreement, which expired on July 14, 1999, with Wayne S. Court, M.D. This agreement has similar terms to Dr. Order's employment agreement with the P.C. (reference is made to the note regarding Physician's employment agreement with Dr. Stanley E. Order, M.D.). However, this agreement provides for an annual salary of $250,000 to be paid to Dr. Court. In addition, the agreement provides for an annual bonus of up to $150,000 to be paid to Dr. Court. The bonus is to be determined annually by the Board of Directors. Furthermore, Dr. Court is to be employed on a full time basis of five days per week. Present malpractice insurance coverage on Dr. Court is $1 million per event and $3 million in the aggregate. This contract is currently on a month to month basis and has yet to be formally renewed.

            Government Regulations

            The Company is subject to significant governmental regulations since in the United States the Food and Drug Administration ("FDA") must approve a pharmaceutical product before it can be sold. Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources.

NOTE 4 - WORKING CAPITAL ADVANCES

            The Company periodically receives working capital advances from ISI. Such advances bear interest at an annual rate of 8%. Interest on these loans was $1,803 and $-0- for the three months ended March 31, 2001 and 2000 and $169 and $-0- for the years ended December 31, 2000 and 1999, respectively. Working capital advances payable was $96,972 as of March 31, 2001 and $55,169 and $-0- for the years ended December 31, 2000 and 1999, respectively.

NOTE 5 - SUBSEQUENT EVENT

            On April 30, 2001 Dr. Stanley E. Order received a letter from Associates in Radiation Oncology, P.A. ("AROPA") which claimed that AROPA was entitled to 50% of all royalties or fees obtained by Dr. Order from patent No. 5,538,726. AROPA's claim is apparently based on an agreement between Dr. Order and Cooper Hospital/University Medical Center dated June 5, 1991, pursuant to which Dr. Order became a clinical professor of radiology at the Robert Wood Johnson Medical School and a member of AROPA. Dr. Order left the medical school and ended his relationship with AROPA in December 1997, when he formed Stanley E. Order, M.D., P.C., d/b/a/ Center for Molecular Medicine. The agreement between Dr. Order and Cooper Hospital/University Medical Center provided that in the event that research was carried out with any corporate entity on a royalty or percentage return basis, Dr. Order would receive 50% of the income, 25% would be "returned" to a certain Radiation Research Fund, which is now defunct, and 25% would be "returned" to AROPA. The agreement also provided that in the event Dr. Order severed his relationship with AROPA, his percentage payment of any royalty payments or fees would continue.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 5 - SUBSEQUENT EVENT (Continued):

            The agreement did not address the ownership or use of any patents or technology and was silent regarding assignment of any patents or technology. AROPA claims that the fees for obtaining the patent were paid by AROPA with the presumption of return based on future earnings.

            Currently, the Company is not aware that any litigation has been commenced in this matter and believes that AROPA's claim is without merit. The Company and Dr. Order believe that they have meritorious defenses to this claim and intend to defend against this claim vigorously. Therefore, the ultimate outcome of this matter cannot presently be determined.